Filed Pursuant to Rule 424(b)(5)
Registration No. 333-227199

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price(2)	Amount of Registratio Fee(2)
2.125% Convertible Senior Notes due 2024	$402,500,000(1)	100%	$402,500,000	$50,111.25
Common Stock, $0.001 par value per share	(3)	—	—(3)	—(4)

(1)

Includes 2.125% Convertible Senior Notes due 2024 that may be purchased by the underwriter pursuant to its option to purchase additional 2.125% Convertible Senior Notes due 2024 to cover over-allotments, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

Includes an indeterminate number of shares of common stock issuable upon conversion of the convertible senior notes at the initial conversion price of approximately $9.87 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)

Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the convertible senior notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 5, 2018)

Infinera Corporation

$350,000,000

2.125% Convertible Senior Notes due 2024

Interest payable on March 1 and September 1

We are offering $350,000,000 principal amount of our 2.125% Convertible Senior Notes due 2024 (the “notes”). The notes will bear interest at a rate of 2.125% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. The notes will mature on September 1, 2024, unless earlier repurchased, redeemed or converted.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding June 1, 2024 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on December 29, 2018 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after June 1, 2024, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the notes may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate for the notes will initially be 101.2812 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.87 per share of common stock). The conversion rate for the notes will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events described in this prospectus supplement that occur prior to the maturity date of the notes or if we deliver a notice of redemption, in certain circumstances we will increase the conversion rate of the notes for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption as the case may be.

Except as described in the immediately following sentence, we may not redeem the notes prior to September 5, 2021. If the Acquisition (as defined below) is not consummated for any reason by January 23, 2019, or if the Purchase Agreement (as defined herein) is terminated for any reason (other than by consummation of the Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to April 23, 2019 for a redemption price for each $1,000 principal amount of notes equal to the sum of (i) $1,020, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined herein) over the initial conversion value (as defined herein). We may redeem for cash all, but not less than all, of the notes, at our option, on or after September 5, 2021, if the last reported sale price of our common stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change prior to the maturity date of the notes, holders may require us to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries.

On July 23, 2018, we entered into a definitive unit purchase agreement (the “Purchase Agreement”) pursuant to which we will purchase all of the issued and outstanding limited liability company interests of Telecom Holding Parent LLC, a Delaware limited liability company (“Coriant,” and such purchase, the “Acquisition”). We intend to use a portion of the net proceeds from the offering of the notes, after paying the cost of the capped call transactions described herein, to fund the cash consideration and other amounts payable under the Purchase Agreement, including fees and expenses related thereto. We intend to use any remaining proceeds for general corporate purposes. This offering is not contingent on the consummation of the Acquisition.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

PRICE: 100%, PLUS ACCRUED INTEREST, IF ANY

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The Nasdaq Global Select Market under the symbol “INFN.” The last reported sale price of our common stock on The Nasdaq Global Select Market on September 6, 2018 was $7.595 per share.

	Per Note	Total
Public Offering Price(1)	$1,000	$350,000,000
Underwriting Discounts	$27.50	$9,625,000
Proceeds to Us (before expenses)	$972.50	$340,375,000

(1)	Plus accrued interest, if any, from September 11, 2018

If the underwriter sells more than the total principal amount of notes set forth above, the underwriter has an option, exercisable within a 30-day period, to purchase up to an additional $52,500,000 principal amount of notes solely to cover overallotments, if any.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about September 11, 2018. The issue price will include accrued interest, if any, from September 11, 2018 if settlement occurs after that date.

Sole Book-running Manager

MORGAN STANLEY

September 6, 2018

This prospectus supplement and the accompanying prospectus dated September 5, 2018 are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell debt securities in one or more offerings. We provide information to you about this offering of debt securities in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you

S-i

to under the heading “Where You Can Find More Information” and “Certain Documents Incorporated by Reference.”

Neither we nor the underwriter have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer to sale of securities would be unlawful. You should not assume that the information in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

SUMMARY

Because this is a summary, it may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should read this entire prospectus and the accompanying prospectus, especially the risks set forth under the heading “Risk Factors” as well as our consolidated financial statements and the other information incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision. For purposes of the discussion of the notes on the cover page, in the summary of the offering and the “Description of Notes,” references to “the Company,” “Infinera,” “Issuer,” “we,” “us,” and “our” refer only to Infinera Corporation and do not include our subsidiaries, except where the context otherwise requires or as otherwise indicated. For purposes of the remaining portions of this prospectus supplement, including the summary below and “Risk Factors—Risks Related to Our Business,” such references refer to Infinera Corporation and our subsidiaries, except where the context otherwise requires.

INFINERA CORPORATION

We are a leader in optical transport networking solutions, providing equipment, software and services to telecommunications service providers, internet content providers (“ICP”), cable providers, research and education institutions, enterprise customers, and government entities across the globe. Optical transport networks are deployed by customers facing significant demand for optical bandwidth prompted by increased use of high-speed internet access, business Ethernet services, mobile broadband, cloud-based services, high-definition video streaming services, virtual and augmented reality, and the Internet of Things.

Our optical transport systems are highly scalable, flexible and open, built using a combination of internally manufactured and third-party components. Technologically, a key element of our systems is the optical engine, which is comprised of large-scale photonic integrated circuits (“PICs”) and digital signal processors (“DSPs”). We optimize the manufacturing process by using indium phosphide to build our PICs, which enables the integration of a large amount of optical functions onto a set of semiconductor chips. This integration allows us to deliver features that customers care about most, including cost per bit, power, density and space. In addition, our optical engines are designed to increase the capacity and reach performance of our products leveraging coherent optical transmission.

Over the past few years, we have significantly increased the number of products we offer, evolving from focusing entirely on the long-haul and subsea markets to offering a more complete portfolio of solutions that span the long-haul, subsea, datacenter interconnect (“DCI”) and metro markets. In late 2014, we expanded our addressable market by introducing the Cloud Xpress platform for the DCI market to meet a growing need for metro-reach optical interconnections between data centers. In mid-2017, we introduced the Cloud Xpress 2, which further optimizes capacity, space and power, all key elements of our ICP customers’ value.

In the second half of 2015, we entered the metro market with the acquisition of Transmode AB, a leader in metro packet-optical applications, based in Stockholm, Sweden. Entering the metro market enabled us to expand our addressable market and enabled us to offer a more complete portfolio of solutions, particularly to existing long-haul customers that also build metro networks. We have expanded our suite of metro solutions by both enhancing our XTM Series platforms and also utilizing our optical engines to deliver Cloud Xpress, XT and XTC Series platforms.

In 2017, we began shipping two new technology platforms. First, we introduced the Infinite Capacity Engine, a technology that delivers multi-terabit opto-electronic subsystems powered by our fourth-generation

PIC and next-generation FlexCoherent DSP (“ICE4”). The Infinite Capacity Engine enables different subsystems that can be customized for a variety of network applications across our product portfolio, spanning the long-haul, subsea, DCI and metro markets. In 2017 through the second quarter of 2018, we introduced a series of new products powered by the ICE4 technology for our Cloud Xpress, XT and XTC Series product platforms. Second, we released our next-generation XTM Series, which leverages 16QAM modulation technology and is optimized for bandwidth-intensive applications at the metro edge.

Our optical portfolio is designed to be managed by a single network management system. We also provide capabilities to enable programmability of our Intelligent Transport Networks with our technologies, such as Instant Bandwidth, which when combined with our differentiated hardware solutions, enable customers to turn on bandwidth as needed by activating a software license. Additionally, our Xceed Software Suite is a multi-layer management and control platform that simplifies customer operations and enables customers to leverage the scalability, flexibility and openness of our Intelligent Transport Networks to deliver services while efficiently using their network resources.

We believe our portfolio of solutions benefits our customers by providing a unique combination of highly scalable capacity and features that address various applications and ultimately simplify and automate optical network operations.

Recent developments

Pending Acquisition of Coriant

On July 23, 2018, we entered into a definitive unit purchase agreement (the “Purchase Agreement”) to acquire, subject to the terms and conditions set forth therein, all the issued and outstanding equity interests of Telecom Holding Parent LLC, a Delaware limited liability company (“Coriant”) (the “Acquisition”). In connection with the Acquisition, we anticipate that we will be required to pay approximately $230 million in cash and issue approximately 21 million shares of our common stock. Substantially all of such cash consideration will be paid or delivered to creditors of Coriant and its subsidiaries to discharge outstanding indebtedness (including related party debt) of Coriant and its subsidiaries. In connection with the Acquisition, we have obtained a commitment from Morgan Stanley Senior Funding, Inc. (an affiliate of the underwriter) for a $200 million senior secured bridge facility, subject to certain conditions. The net cash proceeds from the issuance of the notes will automatically reduce the commitments under such bridge facility. We intend to use any remaining proceeds for general corporate purposes. This offering is not contingent on the consummation of the Acquisition.

In connection with the signing of the Purchase Agreement, certain key employees of Coriant have entered into employment and/or consulting arrangements with us to become effective upon the consummation of the Acquisition.

Consummation of the Acquisition is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under certain antitrust, competition or other similar laws (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the performance of certain covenants and agreements.

The Acquisition is anticipated to close in late September or early October of 2018.

Coriant, headquartered in Naperville, Illinois, is a developer and provider of optical networking equipment and software that operates globally. Coriant’s equipment, software and deployment, maintenance and support services support the transport, switching, aggregation, service delivery and management of voice, video and data traffic on optical communications networks across the globe, and are used individually or as part of an integrated, programmable solution in networks operated by communications service providers, cable operators, governments, enterprises and other content service providers across the globe.

Coriant has invested approximately $1.0 billion in software and systems research and development and has launched several new products and platforms over the past five years. Approximately 70% of Coriant’s product revenue in 2017 came from solutions that are new or have been refreshed within the last three years.

Coriant’s key product offerings include:

•	mTera for metro core;

•	Groove for data center interconnect;

•	7300 HiT for long-haul;

•	7100 for metro access;

•	Vibe for programmable packet; and

•	Transcend for management, control and orchestration.

We believe that the addition of Coriant will allow us to double our revenue base and broaden our customer and market reach. We also believe that the integration of our optical engine into the Coriant products and the combined Company’s ability to flow significantly higher volumes through our fabrication facility as a result will, given its largely fixed-cost nature, lower the cost structure and improve our profitability. We expect the Coriant product portfolio will allow us to enter new and emerging technology areas of the market, which we believe will be important in driving the future growth of the combined company. In particular, Coriant has a presence in (i) mobile, which we believe will be critical as 5G drives significant incremental bandwidth onto the network, (ii) IP and network automation, and (iii) metro core, which we believe will grow quickly in upcoming years.

On a combined basis, nine of the top ten global Tier 1s and the top six global ICPs would be our customers and the anticipated revenue mix would be approximately 50% U.S. and 50% international. Due to the minimal customer overlap, the Acquisition is also expected to reduce customer concentration, with the top ten customers accounting for only approximately 45% of revenue on a combined basis.

We were incorporated in December 2000 and originally operated under the name “Zepton Networks.” We are incorporated in the State of Delaware. Our principal executive offices are located at 140 Caspian Court, Sunnyvale, CA 94089. Our telephone number is (408) 572-5200. Our website is located at www.infinera.com. The information contained or incorporated in our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the notes is contained under the heading “Description of Notes” in this prospectus supplement. As used in this section, “we,” “our” and “us” refer to Infinera Corporation and not to its consolidated subsidiaries.

Issuer	Infinera Corporation, a Delaware corporation.

Securities	$350,000,000 principal amount of 2.125% Convertible Senior Notes due 2024 (the “notes”) (or $402,500,000 if the underwriter exercises its overallotment option to purchase additional notes in full).

Maturity	September 1, 2024, unless earlier repurchased, redeemed or converted.

Interest	2.125% per year. Interest will accrue from September 11, 2018 and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019.

Conversion Rights

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding June 1, 2024, in multiples of $1,000 principal amount, only under the following circumstances:

•   during any fiscal quarter commencing after the fiscal quarter ending on December 29, 2018 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•   during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•   if we call the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•   upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after June 1, 2024 until the close of business on the second scheduled trading day immediately preceding September 1, 2024, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 101.2812 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.87 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading-day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be, as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Unwind Redemption

If the Acquisition is not consummated for any reason by January 23, 2019, or if the Purchase Agreement is terminated for any reason (other than by consummation of the Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to April 23, 2019, for a redemption price, for each $1,000 principal amount of notes, equal to the sum of (i) $1,020, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined in under “Description of Notes—Unwind Redemption”) over the initial conversion value (as defined in such section).

We will give notice of any unwind redemption not less than 45 nor more than 60 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes—Unwind Redemption.”

Redemption at our Option

Except as described under “Description of Notes—Unwind Redemption,” we may not redeem the notes prior to September 5, 2021. We may redeem for cash all, but not less than all, of the notes, at our option, on or after September 5, 2021, if the last reported sale price of our common stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any optional redemption not less than 45 nor more than 60 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Fundamental Change

If we undergo a “fundamental change” (as defined under the heading “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in this prospectus supplement) prior to the maturity date of the notes, subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking

The notes will be our senior unsecured obligations and will rank:

•   senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•   equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•   effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•   structurally junior to all existing and future indebtedness and other liabilities of our current or future subsidiaries (including trade payables).

As of June 30, 2018, we had no outstanding indebtedness for borrowed money (excluding intercompany debt). Our subsidiaries had $68.0 million of other liabilities including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s overallotment option to purchase additional notes, our indebtedness for borrowed money (excluding intercompany debt) would have been $350.0 million.

The indenture governing the notes does not limit the amount of debt that we or our current or future subsidiaries may incur.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $337.4 million (or approximately $388.4 million if the underwriter exercises its overallotment option to purchase additional notes in full), after deducting the underwriter’s discount and estimated offering expenses payable by us.

We have entered into capped call transactions with one or more of the underwriter or its affiliates and/or other financial institutions (the “option counterparties”). We intend to use approximately $42.5 million of the net proceeds from this offering to pay the cost of the capped call transactions. We intend to use the remaining net proceeds to fund the cash portion of the purchase price of the Acquisition, including fees and expenses relating thereto and general corporate purposes. This offering is not contingent on the consummation of the Acquisition. See “Use of Proceeds.”

If the underwriter exercises its overallotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties and the remainder for general corporate purposes.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Material U.S. Federal Income Tax Consequences

For the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations.”

Capped Call Transactions

In connection with the pricing of the notes, we have entered into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce or offset potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the underwriter exercises its option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock” and “Plan of Distribution—Capped Call Transactions.”

Nasdaq Global Select Market Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “INFN.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL AND OTHER FINANCIAL DATA OF INFINERA

The following table presents summary historical financial information and unaudited pro forma condensed combined financial information to account for the Acquisition. The summary historical consolidated statement of operations data below for the fiscal years ended December 26, 2015, December 31, 2016 and December 30, 2017, and the summary historical consolidated balance sheet data as of December 31, 2016 and December 30, 2017, have been derived from our audited consolidated financial statements that are incorporated by reference herein, and are qualified by reference to such financial statements. The summary historical consolidated statement of operations data below for the six month periods ended July 1, 2017 and June 30, 2018, and the summary historical consolidated balance sheet data as of June 30, 2018, have been derived from our unaudited condensed consolidated financial statements that are incorporated by reference herein. In the opinion of our management, such unaudited quarterly financial data contains all adjustments necessary for the fair statement of our financial position and results of operations as of and for such periods. Operating results for the six months ended June 30, 2018 are not necessarily indicative of results that may be expected for the full current fiscal year or any future period. Our historical results are not necessarily indicative of future results, and our interim results are not necessarily indicative of results to be expected for a full fiscal period. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports incorporated by reference in this prospectus supplement.

The summary unaudited pro forma condensed combined financial information combines our and Coriant’s historical consolidated financial information and assumes that the Acquisition was completed on (i) January 1, 2017 for consolidated statement of operations data and (ii) June 30, 2018 for consolidated balance sheet data. Because Coriant has not yet adopted ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606) and Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers,” we have obtained permission from the SEC to exclude an unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and “Risk Factors—Risks Related to our Acquisition of Coriant—The pro forma financial data included in this prospectus supplement may not be an indication of the combined company’s financial condition or results of operations following the Acquisition.” The summary unaudited pro forma condensed combined financial information is for illustrative purposes only and is based on various adjustments and assumptions, and is not necessarily an indication of the financial condition or the results of operations of the combined company that would have been achieved had the Acquisition been completed as of the date indicated or that may be achieved in the future.

This information is only a summary and should be read in conjunction with the sections titled “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Summary Historical Consolidated Financial Information of Coriant,” and “Summary Historical Consolidated and Pro Forma Financial and Other Financial Data of Infinera,” “Summary Historical Financial Data of Coriant,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for the fiscal year ended December 30, 2017 and in our Quarterly Report for the quarter ended June 30, 2018 and the historical financial statements and related notes thereto for both Infinera and Coriant, incorporated by reference in this prospectus supplement, as well as the other financial information included elsewhere or incorporated by reference in this prospectus supplement.

	Infinera Historical Fiscal Year Ended			Unaudited Pro Forma Combined for the Fiscal Year Ended	Unaudited Infinera Historical Six Months Ended
	Dec. 26, 2015	Dec. 31, 2016	Dec. 30, 2017	Dec. 30, 2017	July 1, 2017	June 30, 2018
	(In millions, except per share data)
Revenue	$887	$870	$741	$1,488	$352	$411
Gross profit	$403	$394	$244	419	$129	$166
Net income (loss)	$51	$(24)	$(195)	(358)	$(83)	$(48)
Net income (loss) attributable to Infinera Corporation	$51	$(24)	$(195)	(358)	$(83)	$(48)
Net income (loss) per common share attributable to Infinera Corporation:
Basic	$0.39	$(0.17)	$(1.32)	$(2.12)	$(0.57)	$(0.32)

Diluted	$0.36	$(0.17)	$(1.32)	$(2.12)	$(0.57)	$(0.32)

Weighted average number of shares used in computing basic and diluted net income (loss) per common share:
Basic	133	143	148	169	147	151

Diluted	143	143	148	169	147	151

	Infinera Historical As of		Unaudited Infinera Historical As of	Unaudited Pro Forma Combined As of
	December 31, 2016	December 30, 2017	June 30, 2018	June 30, 2018
	(In millions)
Consolidated Balance Sheet Data:
Total cash, cash equivalents and investments	$352	$300	$129	$207
Intangible assets, net	$108	$92	$72	$299
Goodwill	$177	$196	$179	$287
Total assets	$1,199	$1,118	$941	$1,775
Short-term debt	$—	$145	$—	$—
Long-term debt, net	$134	$—	$—	$178
Common stock and additional paid-in capital	$1,354	$1,417	$1,450	$1,692
Total stockholders’ equity	$762	$665	$637	$869

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF CORIANT

The following table presents summary historical financial information for Coriant.

Coriant’s summary historical consolidated statement of operations data below for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, and the summary historical consolidated balance sheet data as of December 31, 2016 and December 31, 2017, have been derived from the audited consolidated financial statements of Coriant that are incorporated by reference herein, and are qualified by reference to such financial statements.

Coriant’s summary historical consolidated statement of operations data below for the six month periods ended June 30, 2017 and June 30, 2018, and the summary historical consolidated balance sheet data as of June 30, 2018, have been derived from unaudited condensed consolidated financial statements of Coriant that are incorporated by reference herein. In the opinion of Coriant’s management, such unaudited quarterly financial data contains all adjustments necessary for the fair statement of Coriant’s financial position and results of operations as of and for such periods. However, Coriant’s financial statements for the six months ended June 30, 2018 are not presented under the Financial Accounting Standards Board’s new revenue recognition standard, ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers,” which means that they are presented on the basis of a different revenue recognition standard than our financial statements for the corresponding period and are not directly comparable. See “Risk Factors—Risks Related to Our Proposed Acquisition of Coriant—Coriant has not yet adopted accounting standard ASC 606 and Subtopic 340-40 relating to revenue recognition. The adoption of ASC 606 and Subtopic 340-40 may have a material adverse effect on Coriant’s results of operations and financial position.”

Coriant’s historical results are not necessarily indicative of future results, and Coriant’s interim results are not necessarily indicative of results to be expected for a full fiscal period.

	Coriant Historical Fiscal Year Ended			Unaudited Coriant Historical Six Months Ended
	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017	June 30, 2017	June 30, 2018
	(In millions)
Revenue	$979	$833	$752	$339	$337
Gross profit	$341	$263	$192	$93	$67
Net loss	$(143)	$(129)	$(175)	$(86)	$(128)
Net loss attributable to Coriant	$(144)	$(130)	$(173)	$(86)	$(128)

	Coriant Historical As of		Unaudited Coriant Historical As of
	December 31, 2016	December 31, 2017	June 30, 2018
	(In millions)
Consolidated Balance Sheet Data:
Total cash and cash equivalents	$28	$33	$23
Intangible assets, net	$35	$29	$23
Total assets	$687	$641	$577
Short-term note payable	$220	$81	$84
Short-term line of credit	$—	$20	$21
Short-term financing lease obligation	$3	$5	$5
Long-term note payable	$77	$—	$—
Long-term shareholder loans	$—	$307	$431
Long-term financing lease obligation	$193	$188	$186
Members’ capital	$323	$327	$357
Coriant members’ deficit	$(246)	$(419)	$(520)
Noncontrolling interest in subsidiaries	$5	$2	$2
Total members’ deficit	$(241)	$(417)	$(518)

RISK FACTORS

Investing in the notes and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the trading price of the notes and our common stock could decline and you could lose all or part of your investment. Additionally, this section does not attempt to describe all risks applicable to our industry, our business or investment in the notes or our common stock. Risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Proposed Acquisition of Coriant

We may fail to realize the anticipated strategic and financial benefits expected from our acquisition of Coriant.

We may not realize all of the anticipated benefits of the Acquisition or realize such benefits in the anticipated time frame after the completion of the Acquisition. Our ability to realize the anticipated strategic and financial benefits of the Acquisition will depend on, among other things, our ability to combine our business with Coriant’s business in a manner that facilitates growth, realizes anticipated cost savings and retains Coriant’s and our customers, suppliers and employees. We must successfully combine our business with the business of Coriant in a manner that enables these anticipated benefits to be realized and we must achieve the anticipated growth and cost savings without adversely affecting our revenue and financial results or the revenue and financial results of Coriant. We may not be able to achieve the cost reductions we have publicly announced prior to the Acquisition in the amount and time frame previously described, which may have a material adverse effect on our business, financial conditions and results of operations.

We may not be able to obtain our preferred form of financing to consummate the Acquisition, and the terms of the financing may be less favorable to us than expected.

There is no financing condition under the Purchase Agreement, which means that if the conditions to closing are otherwise satisfied or waived, we are obligated to consummate the Acquisition whether or not we have sufficient funds to pay the amounts required under the Purchase Agreement. In connection with the Purchase Agreement, we entered into a debt commitment letter pursuant to which an affiliate of the underwriter in this offering has committed to provide to us, among other things, $200 million of interim financing to fund the Acquisition, subject to the execution of definitive documentation and customary closing conditions, which will be reduced by the aggregate gross proceeds from the notes offered or from certain other forms of permanent financing. We currently intend to finance the cash portion of the Acquisition consideration and pay related fees and expenses in connection with the Acquisition using the net proceeds from the issuance of the notes offered hereby. Obligations of the lenders under the debt commitment letter are subject to a number of conditions, and we cannot provide any assurances that we will be able to close the financing provided by the debt commitment letter on the terms and in the amounts anticipated. If terms for the debt financing are less favorable than expected, or if we utilize such interim financing pursuant to the debt commitment letter, financing costs would likely increase, potentially significantly, and our financing or operating flexibility may be constrained. If we cannot close on any element of our financing plan, including the financing provided by the debt commitment letter, we will need to pursue other financing options, which will likely result in less favorable financing terms that would likely increase costs and/or materially adversely affect our financing and operating flexibility following the closing of the Acquisition.

We may be unable to realize the anticipated synergies related to the Acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

Following the consummation of the Acquisition, we expect to realize significant synergies from cost savings after the closing of the Acquisition. We also expect to incur material one-time costs to achieve these synergies.

While we believe these synergies are achievable, our ability to achieve such estimated synergies in the amounts and timeframe expected is subject to various assumptions by our management based on expectations that are subject to a number of risks, which may or may not be realized, as well as the incurrence of other costs in our operations that may offset all or a portion of such synergies and other factors outside our control. As a consequence, we may not be able to realize all of these synergies within the time frame expected or at all, or the amounts of such synergies could be significantly reduced. In addition, we may incur additional and/or unexpected costs to realize these synergies. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the Acquisition and adversely affect our business following the Acquisition. We have incurred and will continue to incur substantial expenses in connection with the negotiation and consummation of the transactions contemplated by the Purchase Agreement. These costs, as well as other unanticipated costs and expenses, could have a material adverse effect on our financial condition and operating results following the consummation of the Acquisition and many of these costs will be borne by us even if the Acquisition is not consummated.

Our gross margin will initially decline materially as a result of the Acquisition and we may not be able to increase them to the levels we expect to achieve.

We anticipate that our gross margin will initially decline as a result of the Acquisition. Our gross margin for the three months ended June 30, 2018 was 40.5%, which is significantly higher than the gross margin profile of the current Coriant business. As a result, we anticipate that, on a combined basis, our gross margin will be materially lower following consummation of the Acquisition. Any further declines in Coriant’s margin would continue to have a negative impact in our gross margin on a combined basis. While we intend to implement a number of strategies and measures to realize benefits and synergies that improve our gross margin following consummation of the Acquisition, there can be no assurance that such strategies and measures will be effective, that we will realize those anticipated benefits and synergies (including for the reasons described under “—We may be unable to realize the anticipated synergies relating to the Acquisition, which could have a material adverse effect on our business, financial condition and results of operations” above), or that they will have the effect of improving our gross margin, either within the anticipated time frame following the Acquisition or at all.

Following the consummation of the Acquisition, we may be unable to successfully integrate Coriant’s business and realize the anticipated benefits of the Acquisition.

We and Coriant currently operate as independent companies. After the closing of the Acquisition, we will be required to devote significant management attention and resources to integrating the business and operations of Coriant. Potential difficulties we may encounter in the integration process include the following:

•

the inability to successfully combine our business and the business of Coriant in a manner that permits us to address pricing pressure from competition, reverse Coriant’s negative net operating cash flows and achieve the cost savings, product portfolio rationalization or revenue growth anticipated to result from the Acquisition, which would result in the anticipated benefits and synergies of the Acquisition not being realized in the time frame currently anticipated or at all;

•	the loss of sales, customers or suppliers of ours or of Coriant as a result of such parties deciding not to continue business at the same or similar levels with us or Coriant after the Acquisition;

•	challenges associated with operating the combined business in markets and geographies in which we do not currently operate;

•	difficulty integrating our direct sales and distribution channels with Coriant’s to effectively sell the products of the combined company following the closing of the Acquisition;

•

the complexities associated with managing our company and integrating personnel from Coriant, resulting in a significantly larger combined company, while at the same time providing high quality products to customers;

•	unanticipated issues in coordinating accounting, information technology, communications, administration and other systems;

•	identifying and eliminating redundant and underperforming functions and assets;

•	difficulty addressing possible differences in corporate culture and management philosophies;

•	the failure to retain key employees of ours or of Coriant;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Acquisition;

•	performance shortfalls as a result of the diversion of management’s attention caused by consummating the Acquisition and integrating Coriant’s operations; and

•	managing the increased debt levels incurred in connection with the Acquisition.

An inability to realize the anticipated benefits and cost synergies of the Acquisition, as well as any delays encountered in the integration process, could have a material adverse effect on the revenue, level of expenses and operating results of the combined company, which may materially adversely affect the value of our stock and the notes following the consummation of the Acquisition.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefit of our plan for integration may not be realized. Actual synergies, if achieved at all, may be lower than what we expect and may take longer to achieve than anticipated. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Acquisition may be offset by costs incurred or delays in integrating the companies. If we are not able to adequately address these challenges, we may be unable to successfully integrate Coriant’s operations into our own or, even if we are able to combine the two business operations successfully, to realize the anticipated benefits of the integration of the two companies.

Our business relationships, those of Coriant or the combined company may be subject to disruption due to uncertainty associated with the Acquisition.

Parties with which we or Coriant do business may experience uncertainty associated with the pending Acquisition, including with respect to current or future business relationships with us, Coriant or the combined company. Our and Coriant’s business relationships may be subject to disruption, as customers, distributors, suppliers, vendors, and others may seek to receive confirmation that their existing business relations with us or Coriant, as the case may be, will not be adversely impacted as a result of the Acquisition or attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, Coriant, or the combined company as a result of the Acquisition. For example, a number of Coriant’s customers deferred purchase orders with Coriant pending announcement of a strategic transaction, and there can be no assurance that all of those customers will ultimately submit such purchase orders with Coriant. Any such failure to submit such purchase orders with Coriant, or any of these other disruptions could have a material adverse effect on our or Coriant’s businesses, financial condition, or results of operations or on the business, financial condition or results of operations of the combined company, and could also have an adverse effect on our ability to realize the anticipated benefits of the Acquisition. The risks and adverse effects of such disruptions could be exacerbated by any delay in consummating the Acquisition, which could have a negative effect on our stock price and the value of your notes.

We do not currently control Coriant.

Although the Purchase Agreement contains covenants on the part of Coriant regarding the operation of its business prior to closing, we will not control Coriant and its subsidiaries until completion of the Acquisition and the business and results of operations of Coriant may be adversely affected by events that are outside of our control during the intervening period. The historic and current performance of Coriant’s business and operations may not be indicative of success in future periods. The future performance of Coriant may be influenced by, among other factors, economic downturns, turmoil in financial markets, unfavorable regulatory decisions, litigation, the occurrence or discovery of new liabilities, rising interest rates and other factors beyond our and Coriant’s control. As a result of any one or more of these factors, among others, the operations and financial performance of Coriant may be negatively affected, which may adversely affect the combined company’s future financial results.

The consummation of the Acquisition is subject to a number of conditions and if these conditions are not satisfied or waived, the Acquisition will not be consummated.

The proposed Acquisition of Coriant by us pursuant to the Purchase Agreement is subject to a number of conditions that must be satisfied prior to the consummation of the Acquisition and the closing of the Acquisition may not occur. Should the Acquisition fail to close for any reason, the business, reputation, financial condition and results of operations of Coriant’s and/or us may be materially adversely affected. The closing conditions under the Purchase Agreement include, among others:

•	the absence of any material adverse effect with respect to Coriant (as defined in the Purchase Agreement);

•	the termination or expiration of any applicable waiting period under applicable antitrust laws in the United States as well as certain foreign jurisdictions (including Germany and Russia); and

•

no injunction, writ or temporary restraining order of any nature issued or threatened by a court or governmental authority of competent jurisdiction which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

For both us and Coriant, the obligation to consummate the Acquisition is also subject to the accuracy of representations and warranties of, and the performance of obligations of, the other party, in each case as set forth in the Purchase Agreement, subject to specified materiality exceptions. As a result of the above mentioned conditions and the other conditions described in the Purchase Agreement, there can be no assurance that the Acquisition will be consummated. Subject to certain exceptions, an adverse change in the business, financial condition, results of operations or prospects of us or Coriant’s prior to the completion of the Acquisition will not permit us to terminate the Acquisition, even if such changes would have a material adverse effect on Coriant or us.

If the Acquisition is not consummated, the notes will remain outstanding unless we elect to redeem the notes as described under “Description of Notes—Unwind Redemption.” See also “Risk Factors—Risks Related to the Notes—If we fail to consummate our acquisition of Coriant, we may redeem the notes at a redemption price that may be less than the value of your notes” and “—This offering is not contingent upon consummation of the Acquisition or the terms of the Acquisition, and our stock price could be adversely affected by any failure or delay in completing the Acquisition, as well as any failure to complete the Acquisition on the terms currently contemplated” for more information.

If we are unable to maintain effective internal control over financial reporting for the combined companies following the Acquisition, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial statements.

We and Coriant currently maintain separate internal control over financial reporting with different financial reporting processes and different process control software. After the closing of the Acquisition, we plan to integrate our internal control over financial reporting and move the combined companies to a single enterprise resource planning system. We may encounter difficulties and unanticipated issues in combining our respective accounting systems due to the complexity of the financial reporting processes. We may also identify errors or misstatements that could require audit adjustments. If we are unable to implement and maintain effective internal control over financial reporting following completion of the Acquisition, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities may decline.

As a result of the Acquisition, our goodwill and intangible assets on our consolidated balance sheet will increase substantially. If our goodwill or assets become impaired in the future, we would be required to record a non-cash charge to earnings, which would also reduce our stockholders’ equity.

Our intangible assets, including goodwill, represent a significant portion of our total assets. As a result of the Acquisition, our goodwill and intangible assets on our consolidated balance sheet will increase substantially. Under U.S. GAAP, goodwill and intangible assets are reviewed for impairment on an annual basis (or more frequently if events or circumstances indicate that their carrying value may not be recoverable). In addition, certain of our or Coriant’s tangible assets, such as inventory, machinery and equipment, may experience impairment in their value. If our goodwill or other assets are determined to be impaired in the future, we will be required to record a non-cash charge to earnings during the period in which the impairment is determined, and any such charges may be material.

Coriant may have liabilities that are not known, probable or estimable at this time.

As a result of the Acquisition, Coriant will become a subsidiary of the Company and remain subject to its past, current and future liabilities, including the liabilities described in Coriant’s financial statements, which are incorporated in this prospectus supplement (other than indebtedness discharged in connection with the Acquisition). There could be unasserted claims or assessments against or affecting Coriant, including the failure to comply with applicable laws, regulations, orders and consent decrees or infringement or misappropriation of third party intellectual property or other proprietary rights that we failed or were unable to discover or identify in the course of performing our due diligence investigation of Coriant. In addition, there are liabilities of Coriant that are neither probable nor estimable at this time that may become probable or estimable in the future, including indemnification requests received from customers of Coriant relating to claims of infringement or misappropriation of third party intellectual property or other proprietary rights, tax liabilities arising in connection with ongoing or future tax audits and liabilities in connection with other past, current and future legal claims and litigation. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our financial results. We may learn additional information about Coriant that adversely affects us, such as unknown, unasserted, or contingent liabilities and issues relating to compliance with applicable laws or infringement or misappropriation of third party intellectual property or other proprietary rights (including related indemnity requests from customers).

Coriant has not yet adopted accounting standard ASC 606 relating to revenue recognition and Subtopic 340-40 related to other assets and deferred costs. As a result, Coriant’s financial statements for the six months ended June 30, 2018 are presented on the basis of a different revenue recognition standard than our financial statements for the corresponding period and are not directly comparable. The adoption of ASC 606 and Subtopic 340-40 may have a material adverse effect on Coriant’s results of operations and financial position.

In May 2014, the FASB and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard, ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASC 606”) that supersedes nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue that is recognized. ASC 606 also includes Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers,” which requires the deferral of incremental costs of obtaining a contract with a customer.

We adopted ASC 606 as of December 31, 2017 using the modified retrospective transition method, which means that results for the reporting periods after December 31, 2017 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting practices. We recorded a net reduction to the opening balance of our accumulated deficit of $15.4 million as of

December 31, 2017 due to the cumulative impact of adopting ASC 606, with the impact primarily related to our services revenue, and the impact to revenue for the six months ended June 30, 2018 was a decrease of $1.6 million as a result of applying ASC 606. See Note 3, “Revenue Recognition” to the Notes to unaudited Condensed Consolidated Financial Statements of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated by reference in this prospectus supplement for further information.

However, nonpublic companies are not yet required to implement ASC 606 and Subtopic 340-40 and, as a result, Coriant has not yet adopted ASC 606 and Subtopic 340-40. Accordingly, Coriant’s financial statements for the six months ended June 30, 2018 are not presented under ASC 606 and Subtopic 340-40, which means that they are presented on the basis of a different revenue recognition standard than our financial statements for the corresponding period. The adoption of ASC 606 and Subtopic 340-40 may result in a material decrease to Coriant’s revenue for the six months ended June 30, 2018, and may also result in a material decrease to deferred revenue, accounts receivable or other assets of Coriant, or a material increase in liabilities of Coriant, as of June 30, 2018. However, it is difficult to predict the exact impact of this change to accounting principles. The adoption of ASC 606 and Subtopic 340-40 could have a material adverse effect on Coriant’s financial position and results of operations as of and for the six months ended June 30, 2018 and future periods and could also have a material adverse effect on the perceived value of the Acquisition relative to Coriant’s reported earnings. In addition, any difficulties in the implementation and preparation of ASC 606 and Subtopic 340-40 with respect to the Coriant financial statements, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and damage our reputation with investors and could cause investors to lose confidence in the accuracy and completeness of our financial reports and the market price for our securities may decline.

The pro forma financial data included in this prospectus supplement may not be an indication of the combined company’s financial condition or results of operations following the Acquisition.

The pro forma financial data included herein are for illustrative purposes only, based on various estimated adjustments, assumptions, and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Acquisition for several reasons. The actual financial condition and results of operations of the combined company following the Acquisition may not be consistent with, or evident from, the pro forma financial data. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may materially adversely affect the combined company’s financial condition or results of operations following the Acquisition. Moreover, because Coriant has not yet adopted ASC 606 and Subtopic 340-40 as described above, we have obtained permission from the SEC to exclude an unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018. As a result, the pro forma data included herein does not present the combined company’s results of operations for the six months ended June 30, 2018. The pro forma results of operations for fiscal year 2017 are not necessarily indicative of the pro forma results for the six months ended June 30, 2018 or any other future period. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement reflect the impact of the Acquisition on our and Coriant’s historical financial information using the acquisition method of accounting, as required under U.S. GAAP. Pursuant to the acquisition method, we have been determined to be the acquirer for accounting purposes. As required under U.S. GAAP, we will record Coriant’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of consideration transferred (i.e., purchase price) over the fair value of net assets acquired will be recorded as goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. The operating results of Coriant will be reported as part of the combined company on the acquisition date. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the Acquisition could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma condensed combined financial information included or incorporated in this prospectus supplement.

Additionally, if the Acquisition occurs, we anticipate incurring significant integration costs, as well as the cost of cost savings initiatives, which have not been reflected in the unaudited pro forma condensed combined financial information included or incorporated in this prospectus supplement. The Acquisition and post-Acquisition integration process may also give rise to unexpected liabilities and costs. Unexpected delays in consummating the Acquisition or in connection with the post-Acquisition integration process may significantly increase the related costs and expenses incurred by us. If any of these circumstances were to occur, operating expenses for the combined business may be higher than expected, reducing operating income and the expected benefits of the Acquisition. In addition, actual financing costs for the combined company may be higher and revenue lower than the expected costs reflected in the unaudited pro forma condensed combined financial information. Higher financing costs would reduce the combined company’s profitability and may reduce cost reduction and other initiatives.

As a result of the Acquisition, Infinera and Coriant may be unable to retain key employees.

Our success after the Acquisition will depend in part upon our ability to retain key employees of ours and Coriant. Key employees may depart because of a variety of reasons relating to the Acquisition. If we and Coriant are unable to retain key personnel who are critical to the successful integration and future operations of the combined company, we could face disruptions in our operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Acquisition.

Risks Related to Our Business

Our quarterly results may vary significantly from period to period, which could make our future results difficult to predict and could cause our operating results to fall below investor or analyst expectations.

Our quarterly results, in particular, our revenue, gross margins, operating expenses, operating margins and net income (loss), have historically varied from period to period and may continue to do so in the future. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Our budgeted expense levels are based, in large part, on our expectations of future revenue and the development efforts associated with that future revenue. Consequently, if our revenue does not meet projected levels in the short-term, our inventory levels, cost of goods sold and operating expenses would be high relative to revenue, resulting in potential operating losses. For example, in each of the prior six quarters, we have had operating losses, largely as a result of lower revenue and gross margins.

Factors that may contribute to fluctuations in our quarterly results, many of which are outside our control and may be difficult to predict, include:

•

fluctuations in demand, sales cycles and prices for products and services, including discounts given in response to competitive pricing pressures, as well as the timing of purchases by our key customers;

•	changes in customers’ budgets for optical transport network purchases and changes or variability in their purchasing cycles;

•

fluctuations in our customer, product or geographic mix, including the impact of new customer deployments, which typically carry lower gross margins, and customer consolidation, which may affect our ability to grow revenue;

•	the timing and acceptance of our new product releases and our competitors’ new product releases;

•	how quickly, or whether at all, the markets in which we operate adopt our solutions;

•	our ability to increase volumes and yields on products manufactured in our internal manufacturing facilities;

•	the quality and timing of delivery of key components from suppliers;

•	our ability to consummate the acquisition of Coriant, integrate our operations with Coriant’s operations and realize the anticipated synergies in relation to the Acquisition;

•	order cancellations, reductions or delays in delivery schedules by our customers;

•	our ability to control costs, including our operating expenses and the costs and availability of components we purchase for our products;

•	any significant changes in the competitive dynamics of the markets we serve, including any new entrants, new technologies, or customer or competitor consolidation;

•	readiness of customer sites for installation of our products as well as the availability of third party suppliers to provide contract engineering and installation services for us;

•	the timing of revenue recognition and revenue deferrals;

•	any future changes in U.S. GAAP or new interpretations of existing accounting rules;

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the impact of a significant natural disaster, such as an earthquake, severe weather, or tsunami or other flooding, as well as interruptions or shortages in the supply of utilities such as water and electricity, in a key location such as our Northern California facilities, which is located near major earthquake fault lines and in a designated flood zone; and

•	general economic conditions in domestic and international markets.

Many factors affecting our results of operations are beyond our control and make it difficult to predict our results for a particular quarter and beyond. If our revenue or operating results do not meet the expectations of investors or securities analysts or fall below any guidance we provide to the market, the price of our common stock may decline substantially.

Any delays in the development and introduction of our new products or in releasing enhancements to our existing products may harm our business.

Because our products are based on complex technologies, including, in many cases, the development of next-generation PICs and specialized ASICs (key components of our optical engines), we may experience unanticipated delays in developing, improving, manufacturing or deploying these products. The development process for our optical engines is lengthy, and any modifications entail significant development cost and risks.

At any given time, various new product introductions and enhancements to our existing products are in the development phase and are not yet ready for commercial manufacturing or deployment. We rely on third parties, some of which are relatively early stage companies, to develop, manufacture and timely deliver components for our next-generation products, which can often require custom development. The development process from laboratory prototype to customer trials, and subsequently to general availability, involves a significant number of simultaneous efforts. These efforts often must be completed in a timely and coordinated manner so that they may be incorporated into the product development cycle for our systems, and include:

•	completion of product development, including the development and completion of our next-generation optical engines, and the completion of associated module development;

•	the qualification and multiple sourcing of critical components;

•	validation of manufacturing methods and processes;

•	extensive quality assurance and reliability testing and staffing of testing infrastructure;

•	validation of software; and

•	establishment of systems integration and systems test validation requirements.

Each of these steps, in turn, presents risks of failure, rework or delay, any one of which could decrease the speed and scope of product introduction and marketplace acceptance of our products. New generations of our optical engines as well as intensive software testing are important to the timely introduction of new products and enhancements to our existing products, and are subject to these development risks. In addition, unexpected intellectual property disputes, failure of critical design elements, limited or constrained engineering resources, and a host of other development execution risks may delay, or even prevent, the introduction of new products or enhancements to our existing products. If we do not develop and successfully introduce or enhance products in a timely manner, our competitive position will suffer.

As we transition customers to new products, we face significant risk that our new products may not be accepted by our current or new customers. To the extent that we fail to introduce new and innovative products that are adopted by customers, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which could be difficult or impossible to regain. Similarly, we may face decreased revenue, gross margins and profitability due to a rapid decline in sales of current products as customers hold spending to focus purchases on new product platforms. We could incur significant costs in completing the transition, including costs of inventory write-downs of the current product as customers transition to new product platforms. In addition, products or technologies developed by others may render our products noncompetitive or obsolete and result in significant reduction in orders from our customers and the loss of existing and prospective customers.

Our ability to increase our revenue will depend upon continued growth of demand by consumers and businesses for additional network capacity and on the level and timing of capital spending by our customers.

Our future success depends on factors that increase the amount of data transmitted over communications networks and the growth of optical transport networks to meet the increased demand for optical capacity. These factors include the growth of mobile, video and cloud-based services, increased broadband connectivity and the continuing adoption of high-capacity, revenue-generating services. If demand for such bandwidth does not continue, or slows down, the market for optical transport networking equipment may not continue to grow and our product sales would be negatively impacted.

In addition, demand for our products depends on the level and timing of capital spending in optical networks by service providers as they construct, expand and upgrade the capacity of their optical networks. Capital spending is cyclical in our industry and spending by customers can change on short notice. Any future decisions by our customers to reduce capital spending, whether caused by lower customer demand or weakening economic conditions, changes in government regulations relating to telecommunications and data networks, customer consolidation or other reasons, could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on a small number of key customers for a significant portion of our revenue from period to period and the loss of, or a significant reduction in, orders from one or more of our key customers would reduce our revenue and harm our operating results.

A relatively small number of customers account for a large percentage of our revenue from period to period. For the second quarter of fiscal 2018, our top five customers accounted for approximately 55% of our total revenue. For fiscal year 2017 and the six months ended June 30, 2018, our top five customers accounted for approximately 44% and 54% of our total revenue, respectively. Included in these five customers for fiscal year 2017 is one customer that completed a merger in late 2017, which was a combination of two of our historically larger customers. For fiscal year 2016, our top five customers accounted for approximately 46% of our total revenue. Our business will likely be harmed if any of our key customers are acquired, do not generate as much revenue as we forecast, stop purchasing from us, delay anticipated product purchases, or substantially reduce their orders to us. In addition, our business will be harmed if we fail to maintain our competitive advantage with our key customers or do not add new larger customers over time. We continue to expect a relatively small number of customers to continue to account for a large percentage of revenue from period to period. However, customer consolidation could reduce the number of key customers that generate a significant percentage of our revenue and may increase the risks relating to dependence on a small number of customers.

Our ability to continue to generate revenue from our key customers will depend on our ability to maintain strong relationships with these customers and introduce competitive new products at competitive prices, and we may not be successful at doing so. In most cases, our sales are made to these customers pursuant to standard purchase agreements rather than long-term purchase commitments, and orders may be canceled or reduced readily. In the event of a cancellation or reduction of an order, we may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on our business. Our operating results will continue to depend on our ability to sell our products to our key customers.

Increased consolidation among our customers in the communications networking industry has and could continue to adversely affect our business and results of operations.

We have seen increased consolidation in the communications networking industry over the past few years, which has adversely affected our business and results of operations. For example, during 2016, Charter Communications completed its acquisition of Time Warner Cable, Inc. and Altice completed its acquisition of Cablevision, and during the first quarter of 2017, Verizon completed its acquisition of XO Communications. In addition, in the fourth quarter of 2017, CenturyLink completed its acquisition of Level 3 Communications. Customer consolidation has led to changes in buying patterns, slowdowns in spending, redeployment of existing equipment and re-architecture of parts of existing networks or future networks, as the combined companies evaluate the needs of the combined business. Moreover, the significant purchasing power of these large companies can increase pricing and competitive pressures for us, including the potential for decreases in our average selling prices. If one of our customers is acquired by another company that does not rely on us to provide it with products or relies on another provider of similar products, we may lose that customer’s business. Such consolidation may further reduce the number of customers that generate a significant percentage of our revenue and may exacerbate the risks relating to dependence on a small number of customers. Any of the foregoing results will adversely affect our business, financial condition and results of operations.

Our gross margin may fluctuate from period to period and may be adversely affected by a number of factors, some of which are beyond our control.

Our gross margin fluctuates from period to period and varies by customer and by product. Over the past eight fiscal quarters, our gross margin has ranged from 24.1% to 45.6%. Our gross margin is likely to continue to fluctuate and will be affected by a number of factors, including:

•	the mix of the types of customers purchasing our products as well as the product mix;

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the initial products released powered by our next-generation technologies generate lower margin initially, as per unit production costs for initial units tend to be higher and experience more variability in production yields;

•	the pace at which we deploy solutions powered by our next generation technologies, which could lead to higher excess or obsolete inventory;

•	significant new deployments to existing and new customers, often with a higher portion of lower margin common equipment as we deploy network footprint;

•	aggressive pricing tactics by our competitors;

•	changes in our manufacturing costs, including fluctuations in yields and production volumes;

•	pricing and commercial terms designed to secure long-term customer relationships, as well as commercial deals to transition certain customers to our new products;

•	consolidation amongst our suppliers, which may increase prices of components for our products;

•	the volume of Infinera Instant Bandwidth-enabled solutions sold, and capacity licenses activated;

•	price discounts negotiated by our customers;

•	charges for excess or obsolete inventory;

•	changes in the price or availability of components for our products, including the possible effect of new or increased tariffs on the prices of raw materials used in such components; and

•	changes in warranty related costs.

It is likely that the average unit prices of our products will decrease over time in response to competitive pricing pressures. In addition, some of our customer contracts contain clauses that require us to annually decrease the sales price of our products to these customers. In response, we will need to reduce the cost of our products through manufacturing efficiencies, design improvements and cost reductions from our supply partners. If these efforts are not successful or if we are unable to reduce our costs by more than the reduction in the price of our products, our gross margin will decline, causing our operating results to decline. Fluctuations in gross margin may make it difficult to manage our business and achieve or maintain profitability.

Aggressive business tactics by our competitors may harm our business.

The markets in which we compete are extremely competitive and this often results in aggressive business tactics by our competitors, including:

•	aggressively pricing their optical transport products and other portfolio products, including offering significant one-time discounts and guaranteed future price decreases;

•	offering optical products at a substantial discount or for free when bundled together with broader technology purchases, such as router or wireless equipment purchases;

•	providing financing, marketing and advertising assistance to customers; and

•	influencing customer requirements to emphasize different product capabilities, which better suit their products.

The level of competition and pricing pressure tend to increase when competing for larger high-profile opportunities or during periods of economic weakness when there are fewer network build-out projects. If we fail to compete successfully against our current and future competitors, or if our current or future competitors continue or expand their aggressive business tactics, including those described above, demand for our products could decline, we could experience delays or cancellations of customer orders, and/or we could be required to reduce our prices to compete in the market.

If we lose key personnel or fail to attract and retain additional qualified personnel when needed, our business may be harmed.

Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, and finance personnel, many of whom would be difficult to replace. For example, senior members of our engineering team have unique technical experience that would be difficult to replace. We do not have long-term employment contracts or key person life insurance covering any of our key personnel. Because our products are complex, we must hire and retain highly trained customer service and support personnel to ensure that the deployment of our products does not result in network disruption for our customers. We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled personnel. Competition for these individuals is intense in our industry, especially in the San Francisco Bay Area where we are headquartered. We may not succeed in identifying, attracting and retaining appropriate personnel. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

The markets in which we compete are highly competitive and we may not be able to compete effectively.

Competition in the optical transport networking equipment market is intense. Our main competitors include WDM system suppliers, such as Adva, Ciena, Cisco, Coriant, Fujitsu, Huawei, Nokia and ZTE. In addition, there are several smaller but established companies that offer one or more products that compete with our offerings.

Competition in the markets we serve is based on any one or a combination of the following factors:

•	price and other commercial terms;

•	functionality;

•	existing business and customer relationships;

•	the ability of products and services to meet customers’ immediate and future network requirements;

•	power consumption;

•	heat dissipation;

•	form factor or density;

•	installation and operational simplicity;

•	service and support;

•	security and encryption requirements;

•	scalability and investment protection; and

•	product lead times.

In addition to our current competitors, other companies have, or may in the future develop, products that are or could be competitive with our products. We also could encounter competitor consolidation in the markets in which we compete, which could lead to a changing competitive landscape, capabilities and market share, and could impact our results of operations.

Some of our competitors have substantially greater name recognition, technical, financial and marketing resources, and better established relationships with potential customers than we have. Many of our competitors have more resources and more experience in developing or acquiring new products and technologies, and in creating market awareness for those products and technologies. In addition, many of our competitors have the financial resources to offer competitive products at aggressive pricing levels that could prevent us from competing effectively. Further, many of our competitors have built long-standing relationships with some of our prospective and existing customers and have the ability to provide financing to customers and could, therefore, have an inherent advantage in selling products to those customers.

We also compete with low-cost producers that can increase pricing pressure on us and a number of smaller companies that provide competition for a specific product, customer segment or geographic market. In addition, we may also face increased competition from system and component companies that develop products based on off-the-shelf hardware that offers the latest commercially available technologies. Due to the narrower focus of their efforts, these competitors may achieve commercial availability of their products more quickly than we can and may provide attractive alternatives to our customers.

We must respond to rapid technological change and comply with evolving industry standards and requirements for our products to be successful.

The optical transport networking equipment market is characterized by rapid technological change, changes in customer requirements and evolving industry standards. We continually invest in research and development to sustain or enhance our existing products, but the introduction of new communications technologies and the emergence of new industry standards or requirements could render our products obsolete. Further, in developing our products, we have made, and will continue to make, assumptions with respect to which standards or requirements will be adopted by our customers and competitors. If the standards or requirements adopted by our prospective customers are different from those on which we have focused our efforts, market acceptance of our products would be reduced or delayed and our business would be harmed.

We are continuing to invest a significant portion of our research and development efforts in the development of our next-generation products. We expect our competitors will continue to improve the performance of their existing products and introduce new products and technologies and to influence customers’ buying criteria so as to emphasize product capabilities that we do not, or may not, possess. To be competitive, we must anticipate future customer requirements and continue to invest significant resources in research and development, sales and marketing, and customer support. If we do not anticipate these future customer requirements and invest in the technologies necessary to enable us to have and to sell the appropriate solutions, it may limit our competitive position and future sales, which would have an adverse effect on our business and financial condition. We may not have sufficient resources to make these investments and we may not be able to make the technological advances necessary to be competitive.

The manufacturing process for our PICs is very complex and the partial or complete loss of our manufacturing facilities, or a reduction in yields or an inability to scale capacity to meet customer demands could harm our business.

The manufacturing process for our PICs and certain components of our products is very complex. In the event that any of the manufacturing facilities utilized to build these components were fully or partially destroyed, as a result of fire, water damage, or otherwise, it would limit our ability to produce our products. Because of the complex nature of our manufacturing facilities, such loss would take a considerable amount of time to repair or rebuild. The partial or complete loss of any of our manufacturing facilities, or an event causing the interruption in our use of such facility for any extended period of time would cause our business, financial condition and operating results to be harmed.

Minor deviations in the PIC manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. In the past, we have had significant variances in our PIC yields, including production interruptions and suspensions and may have continued yield variances, including additional interruptions or suspensions in the future. Lower than expected yields from our PIC manufacturing process or defects, integration issues or other performance problems in our products could limit our ability to satisfy customer demand requirements, and could damage customer relations and cause business reputation problems, harming our business and operating results.

Our inability to obtain sufficient manufacturing capacity to meet demand, either in our own facilities or through foundry or similar arrangements with third parties, could harm our relationships with our customers, our business and our operating results.

Our large customers have substantial negotiating leverage, which may cause us to agree to terms and conditions that result in decreased revenue due to lower average selling prices and potentially increased cost of sales leading to lower gross margin, all of which would harm our operating results.

Many of our customers are large service providers that have substantial purchasing power and leverage in negotiating contractual arrangements with us. In addition, customer consolidation in the past few years has created combined companies that are even larger and have greater negotiating leverage. Our customers have and may continue to seek advantageous pricing, payment and other commercial terms. We have and may continue to agree to unfavorable commercial terms with these customers, including the potential of reducing the average selling price of our products, increasing cost of sales or agreeing to extended payment terms in response to these commercial requirements or competitive pricing pressures. To maintain acceptable operating results, we will need to comply with these commercial terms, develop and introduce new products and product enhancements on a timely basis, and continue to reduce our costs.

We are dependent on sole source and limited source suppliers for several key components, and if we fail to obtain these components on a timely basis, we will not meet our customers’ product delivery requirements.

We currently purchase several key components for our products from sole or limited sources. In particular, we rely on our own production of certain components of our products, such as PICs, and on third parties, including sole source and limited source suppliers, for certain of the components of our products, including ASICs, field-programmable gate arrays, processors, and other semiconductor and optical components. We have increased our reliance on third parties to develop and manufacture components for certain products, some of which require custom development. We purchase most of these components on a purchase order basis and only have long-term contracts with these sole source or limited source suppliers. If any of our sole source or limited source suppliers suffer from capacity constraints, lower than expected yields, deployment delays, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedule which could result in lost revenue, additional product costs and deployment delays that could harm our business and customer relationships. Further, our suppliers could enter into exclusive arrangements with our competitors, refuse to sell their products or components to us at commercially reasonable prices or at all, go out of business or discontinue their relationships with us. We may be unable to develop alternative sources for these components.

The loss of a source of supply, or lack of sufficient availability of key components, could require us to redesign products that use such components, which could result in lost revenue, additional product costs and deployment delays that could harm our business and customer relationships. In addition, if our contract manufacturers do not receive critical components in a timely manner to build our products, then we would not be able to ship in a timely manner and would, therefore, be unable to meet our prospective customers’ product delivery requirements. In the past, we have experienced delivery delays because of lack of availability of components or reliability issues with components that we were purchasing. In addition, some of our suppliers have gone out of business, merged with another supplier, or limited their supply of components to us, which may cause us to experience longer than normal lead times, supply delays and increased prices. We may in the future experience a shortage of certain components as a result of our own manufacturing issues, manufacturing issues at our suppliers or contract manufacturers, capacity problems experienced by our suppliers or contract manufacturers, strong demand in the industry for such components, or other disruptions in our supply chain. In addition, disruptions to global macroeconomic conditions may create pressure on us and our suppliers to accurately project overall component demand and manufacturing capacity. These supplier disruptions may continue to occur in the future, which could limit our ability to produce our products and cause us to fail to meet a customer’s delivery requirements. Any failure to meet our customers’ product delivery requirements could harm our reputation and our customer relationships, either of which would harm our business and operating results.

If we fail to accurately forecast our manufacturing requirements or customer demand, we could incur additional costs, including inventory write-downs or equipment write-offs, which would adversely affect our business and results of operations.

We generate forecasts of future demand for our products several months prior to the scheduled delivery to our prospective customers. This requires us to make significant investments before we know if corresponding revenue will be recognized. Lead times for materials and components, including ASICs, that we need to order for the manufacture of our products vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. In the past, we have experienced lengthening in lead times for certain components. If the lead times for components are lengthened, we may be required to purchase increased levels of such components to satisfy our delivery commitments to our customers. In addition, we must manage our inventory to ensure we continue to meet our commitments as we introduce new products or make enhancements to our existing products.

If we overestimate market demand for our products and, as a result, increase our inventory in anticipation of customer orders that do not materialize, we will have excess inventory, which could result in increased risk of obsolescence and significant inventory write-downs. Furthermore, this will result in reduced production volumes and our fixed costs will be spread across fewer units, increasing our per unit costs. If we underestimate demand for our products, we will have inadequate inventory, which could slow down or interrupt the manufacturing of our products and result in delays in shipments and our ability to recognize revenue. In addition, we may be unable to meet our supply commitments to customers, which could result in a loss of certain customer opportunities or a breach of our customer agreements resulting in payment of damages.

Product performance problems, including undetected errors in our hardware or software, or deployment delays could harm our business and reputation.

The development and production of products with high technology content is complicated and often involves problems with software, components and manufacturing methods. Complex hardware and software systems, such as our products, can often contain undetected errors when first introduced or as new versions are released. In addition, errors associated with components we purchase from third parties, including customized components, may be difficult to resolve. We have experienced issues in the past in connection with our products, including failures due to the receipt of faulty components from our suppliers. In addition, performance issues can be heightened during periods where we are developing and introducing multiple new products to the market, as any performance issues we encounter in one technology or product could impact the performance or timing of delivery of other products. Our products may suffer degradation of performance and reliability over time.

If reliability, quality or network monitoring problems develop, a number of negative effects on our business could result, including:

•	reduced orders from existing customers;

•	declining interest from potential customers;

•	delays in our ability to recognize revenue or in collecting accounts receivables;

•	costs associated with fixing hardware or software defects or replacing products;

•	high service and warranty expenses;

•	delays in shipments;

•	high inventory excess and obsolescence expense;

•	high levels of product returns;

•	diversion of our engineering personnel from our product development efforts; and

•	payment of liquidated damages, performance guarantees or similar penalties.

Because we outsource the manufacturing of certain components of our products, we may also be subject to product performance problems as a result of the acts or omissions of third parties.

From time to time, we encounter interruptions or delays in the activation of our products at a customer’s site. These interruptions or delays may result from product performance problems or from issues with installation and activation, some of which are outside our control. If we experience significant interruptions or delays that we cannot promptly resolve, the associated revenue for these installations may be delayed or confidence in our products could be undermined, which could cause us to lose customers and fail to add new customers.

If our contract manufacturers do not perform as we expect, our business may be harmed.

We rely on third party contract manufacturers to perform a portion of the manufacturing of our products, and our future success will depend on our ability to have sufficient volumes of our products manufactured in a cost-effective and quality-controlled manner. We have engaged third parties to manufacture certain elements of our products at multiple contract manufacturing sites located around the world but do not have long-term agreements in place with some of our manufacturers and suppliers that will guarantee product availability, or the continuation of particular pricing or payment terms. There are a number of risks associated with our dependence on contract manufacturers, including:

•	reduced control over delivery schedules, particularly for international contract manufacturing sites;

•	reliance on the quality assurance procedures of third parties;

•	potential uncertainty regarding manufacturing yields and costs;

•	potential lack of adequate capacity during periods of high demand;

•	limited warranties on components;

•	potential misappropriation of our intellectual property; and

•	potential manufacturing disruptions (including disruptions caused by geopolitical events, military actions or natural disasters).

Any of these risks could impair our ability to fulfill orders. Any delays by our contract manufacturers may cause us to be unable to meet the delivery requirements of our customers, which could decrease customer satisfaction and harm our product sales. In addition, if our contract manufacturers are unable or unwilling to continue manufacturing our products or components of our products in required volumes or our relationship with any of our contract manufacturers is discontinued for any reason, we would be required to identify and qualify alternative manufacturers, which could cause us to be unable to meet our supply requirements to our customers and result in the breach of our customer agreements. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and if we are required to change or qualify a new contract manufacturer, we could lose revenue and damage our customer relationships.

Our sales cycle can be long and unpredictable, which could result in an unexpected revenue shortfall in any given quarter.

Our products can have a lengthy sales cycle, which can extend from six to twelve months and may take even longer for larger prospective customers. Our prospective customers conduct significant evaluation, testing, implementation and acceptance procedures before they purchase our products. We incur substantial sales and marketing expenses and expend significant management effort during this time, regardless of whether we make a sale.

Because the purchase of our equipment involves substantial cost, most of our customers wait to purchase our equipment until they are ready to deploy it in their network. As a result, it is difficult for us to accurately predict the timing of future purchases by our customers. In addition, product purchases are often subject to budget constraints, multiple approvals and unplanned administrative processing and other delays. If sales expected from customers for a particular quarter are not realized in that quarter or at all, our revenue will be negatively impacted.

If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

Our business requires significant capital. We have historically relied on outside debt or equity financing as well as cash flow from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financings in the future to fund our operations, respond to competitive pressures or strategic opportunities or to refinance our existing debt obligations. In the event that we require additional capital, we may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be limited and our business will be harmed.

If we fail to protect our intellectual property rights, our competitive position could be harmed or we could incur significant expense to enforce our rights.

We depend on our ability to protect our proprietary technology. We rely on a combination of methods to protect our intellectual property, including limiting access to certain information, and utilizing trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps we have taken to protect our proprietary rights may be inadequate to preclude misappropriation or unauthorized disclosure of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation, unauthorized disclosure or infringement is uncertain, particularly in countries outside of the United States. This is likely to become an increasingly important issue if we expand our operations and product development into countries that provide a lower level of intellectual property protection. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims, and even if patents are issued, they may be contested, circumvented or invalidated. Moreover, the rights granted under any issued patents may not provide us with a competitive advantage, and, as with any technology, competitors may be able to develop similar or superior technologies to our own now or in the future.

Protecting against the unauthorized use of our products, trademarks and other proprietary rights is expensive, difficult, time consuming and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity or scope of the proprietary rights of others. Such litigation could result in substantial cost and diversion of management resources, either of which could harm our business, financial condition and operating results. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Claims by others that we infringe their intellectual property could harm our business.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, many leading companies in the optical transport networking industry, including our competitors, have extensive patent portfolios with respect to optical transport networking technology. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. We expect that infringement claims may increase as the number of products and competitors in our market increases and overlaps occur. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to our business or seek to invalidate the proprietary rights that we hold. Competitors or other third parties have, and may continue to assert claims or initiate litigation or other proceedings against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights, or seeking to invalidate our proprietary rights, with respect to our products and technology. In addition, we have had certain patent licenses with third parties that have not been renewed, and if we cannot successfully renew these licenses, we could face claims of infringement. In the event that we are unsuccessful in defending against any such claims, or any resulting lawsuit or proceedings, we could incur liability for damages and/or have valuable proprietary rights invalidated. For additional information regarding certain of the legal proceedings in which we are involved, see Item 3, “Legal Proceedings,” contained in Part I of our Quarterly Report on Form 10-Q for the six months ended June 30, 2018 and our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 incorporated by reference in this prospectus supplement.

Any claim of infringement from a third party, even one without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from running our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or could include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, we may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful. Any of these events could harm our business, financial condition and operating results. Competitors and other third parties have and may continue to assert infringement claims against our customers and sales partners. Any of these claims would require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because we generally indemnify our customers and sales partners from claims of infringement of proprietary rights of third parties. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or sales partners, which could have an adverse effect on our business, financial condition and operating results.

We may also be required to indemnify some customers under our contracts if a third party alleges, or a court finds, that our products have infringed upon the proprietary rights of other parties. From time to time, we have agreed to indemnify certain customers for claims made against our products, where such claims allege infringement of third party intellectual property rights, including, but not limited to, patents, registered trademarks and/or copyrights. If we are required to make a significant payment under any of our indemnification obligations, our result of operations may be harmed.

We incorporate free and open source licensed software into our products. Although we monitor our use of such open source software closely, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In addition, non-compliance with open source software license terms and conditions could subject us to potential liability, including intellectual property infringement and/or contract claims. In such events, we may be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished in a timely manner, any of which could adversely affect our business, operating results and financial condition.

Unfavorable macroeconomic and market conditions may adversely affect our industry, business and financial results.

Our business depends on the overall demand for additional bandwidth capacity and on the economic health and willingness of our customers and potential customers to make capital commitments to purchase our products and services. As a result of macroeconomic or market uncertainty, we may face new risks that we have not yet identified. In addition, a number of the risks associated with our business, which are disclosed in these risk factors, may increase in likelihood, magnitude or duration.

In the past, unfavorable macroeconomic and market conditions have resulted in sustained periods of decreased demand for optical communications products. These conditions may also result in the tightening of credit markets, which may limit or delay our customers’ ability to obtain necessary financing for their purchases of our products. A lack of liquidity in the capital markets or the continued uncertainty in the global economic environment may cause our customers to delay or cancel their purchases, increase the time they take to pay or default on their payment obligations, each of which would negatively affect our business and operating results. Weakness and uncertainty in the global economy could cause some of our customers to become illiquid, delay payments or adversely affect our collection of their accounts, which could result in a higher level of bad debt expense. In addition, currency fluctuations could negatively affect our international customers’ ability or desire to purchase our products.

Challenging economic conditions have from time to time contributed to slowdowns in the telecommunications industry in which we operate. Such slowdowns may result in:

•	reduced demand for our products as a result of constraints on capital spending by our customers;

•

increased price competition for our products, not only from our competitors, but also as a result of our customer’s or potential customer’s utilization of inventoried or underutilized products, which could put additional downward pressure on our near term gross profits;

•	risk of excess or obsolete inventories;

•	excess manufacturing capacity and higher associated overhead costs as a percentage of revenue; and

•	more limited ability to accurately forecast our business and future financial performance.

A lack of liquidity and economic uncertainty may adversely affect our suppliers or the terms on which we purchase products from these suppliers. It may also cause some of our suppliers to become illiquid. Any of these impacts could limit our ability to obtain components for our products from these suppliers and could adversely impact our supply chain or the delivery schedule to our customers. This also could require us to purchase more expensive components, or re-design our products, which could cause increases in the cost of our products and delays in the manufacturing and delivery of our products. Such events could harm our gross margin and harm our reputation and our customer relationships, either of which could harm our business and operating results.

Our international sales and operations subject us to additional risks that may harm our operating results.

Sales of our products into international markets are an important part of our business. During the first half of fiscal year 2018, fiscal year 2017 and fiscal year 2016, we derived approximately 39%, 42% and 38%, respectively, of our revenue from customers outside of the United States. We expect that significant management attention and financial resources will be required for our international activities over the foreseeable future as we continue to operate in international markets. In some countries, our success in selling our products and growing revenue will depend in part on our ability to form relationships with local partners. Our inability to identify appropriate partners or reach mutually satisfactory arrangements for international sales of our products could impact our ability to maintain or increase international market demand for our products. In addition, many of the companies we compete against internationally have greater name recognition and a more substantial sales and marketing presence.

We have sales and support personnel in numerous countries worldwide. In addition, we have established development centers in Canada, India and Sweden. There is no assurance that our reliance upon development resources in international locations will enable us to achieve meaningful cost reductions or greater resource efficiency.

Our international operations are subject to inherent risks, and our future results could be adversely affected by a variety of factors, many of which are outside of our control, including:

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	difficulties of managing and staffing international offices, and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	political, social and economic instability, including wars, terrorism, political unrest, boycotts, curtailment of trade and other business restrictions;

•	tariff and trade barriers and other regulatory requirements or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	less effective protection of intellectual property than is afforded to us in the United States or other developed countries;

•

local laws and practices that favor local companies, including business practices that we are prohibited from engaging in by the Foreign Corrupt Practices Act and other anti-corruption laws and regulations;

•	potentially adverse tax consequences; and

•

effects of changes in currency exchange rates, particularly relative increases in the exchange rate of the U.S. dollar versus other currencies that could negatively affect our financial results and cash flows.

International customers may also require that we comply with certain testing or customization of our products to conform to local standards. The product development costs to test or customize our products could be extensive and a material expense for us.

Our international operations are subject to increasingly complex foreign and U.S. laws and regulations, including but not limited to anti-corruption laws, such as the Foreign Corrupt Practices Act and the UK Bribery Act and equivalent laws in other jurisdictions, antitrust or competition laws, and data privacy laws, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our reputation, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results. Although we have implemented policies, procedures and training designed to ensure compliance with these laws and regulations, there can be no complete assurance that any individual employee, contractor or agent will not violate our policies. Additionally, the costs of complying with these laws (including the costs of investigations, auditing and monitoring) could also adversely affect our current or future business.

As we continue to expand our business globally, our success will depend, in large part, on our ability to effectively anticipate and manage these and other risks and expenses associated with our international operations. For example, political instability and uncertainty in the European Union and, in particular, the United Kingdom’s pending exit from the E.U. (Brexit) as well as other countries potentially choosing to exit the E.U., could slow economic growth in the region, affect foreign exchange rates, and could further discourage near-term economic activity, including our customers delaying purchases of our products. In addition, protectionist trade legislation in the United States or foreign countries, including changes in the current tariff structures, export or import compliance laws, or other trade policies, could reduce our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products, and our ability to import components, parts and products from foreign suppliers. The President of the United States has proposed significant changes in trade policies, including tariffs and government regulations affecting trade between the United States and other countries. Potential changes which are being contemplated include the renegotiation or termination of trade agreements and the imposition of higher tariffs on imports into the United States. Any such actions could increase the cost to us of such components, parts and products (whether imported directly or indirectly) and cause increases in the prices at which we sell our products to our customers or could reduce our margins, which could materially adversely affect our business, financial condition and results of operations. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales, and business generally, adversely affecting our business, operating results and financial condition.

We may be adversely affected by fluctuations in currency exchange rates.

A portion of our sales and expenses stem from countries outside of the United States, and are in currencies other than U.S. dollars, and therefore subject to foreign currency fluctuation. Accordingly, fluctuations in foreign currency rates could have a material impact on our financial results in future periods. We may enter into other financial contracts to reduce the impact of foreign currency fluctuations. We currently enter into foreign currency exchange forward contracts to reduce the impact of foreign currency fluctuations on accounts receivable, and also to reduce the volatility of cash flows primarily related to forecasted foreign currency revenue and expenses. These forward contracts reduce the impact of currency exchange rate movements on certain transactions, but do not cover all foreign-denominated transactions and therefore do not entirely eliminate the impact of fluctuations in exchange rates that could negatively affect our results of operations and financial condition.

Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income.

Our effective tax rate can be adversely affected by several factors, many of which are outside of our control, including:

•	changes in the valuation of our deferred tax assets and liabilities, and in deferred tax valuation allowances;

•	changes in the relative proportions of revenue and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changing tax laws, regulations, rates and interpretations in multiple jurisdictions in which we operate;

•	changes in accounting and tax treatment of equity-based compensation;

•	changes to the financial accounting rules for income taxes; and

•	the resolution of issues arising from tax audits.

The international tax environment continues to change as a result of both coordinated actions by governments and unilateral measures designed by individual countries, both intended to tackle concerns over base erosion and profit shifting (“BEPS”) and perceived international tax avoidance techniques. The recommendations of the BEPS Project led by the Organization for Economic Cooperation and Development are involved in much of the coordinated activity, although the timing and methods of implementation vary. In addition, U.S. tax reform continues to be a priority for the current administration, and changes to legislation commonly referred to as the Tax Cuts and Jobs Act enacted on December 22, 2017 could adversely affect our effective tax rate and our results of operations.

If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.

We are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. The provisions of the act require, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Preparing our financial statements involves a number of complex processes, many of which are done manually and are dependent upon individual data input or review. These processes include, but are not limited to, calculating revenue, deferred revenue and inventory costs. While we continue to automate our processes and enhance our review and put in place controls to reduce the likelihood for errors, we expect that for the foreseeable future, many of our processes will remain manually intensive and thus subject to human error.

Any acquisitions we make could disrupt our business and harm our financial condition and operations.

We may make strategic acquisitions of businesses, technologies and other assets. If we are not able to achieve the anticipated strategic benefits of such acquisitions, it could adversely affect our business, financial condition and results of operations. In addition, the market price of our common stock could be adversely affected if the integration or the anticipated financial and strategic benefits of such acquisitions are not realized as rapidly as, or to the extent anticipated by investors and securities analysts.

The expansion of our business through acquisitions allows us to complement our technological capabilities and address new markets. In the event of any future acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, or they may be viewed negatively by customers, financial markets or investors and we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	incur debt and assume other liabilities;

•	use a substantial portion of our cash resources; or

•	incur amortization expenses related to other intangible assets and/or incur large and write-offs.

Acquisitions can result in adverse tax consequences, warranty or product liability exposure related to acquired assets, additional stock-based compensation expense, and write-up of acquired inventory to fair value. In addition, we may record goodwill and other purchased intangible assets in connection with an acquisition and incur impairment charges in the future. If our actual results, or the plans and estimates used in future impairment analyses, are less favorable than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges.

Acquisitions also involve numerous risks that could disrupt our ongoing business and distract our management team, including:

•	problems integrating the acquired operations, technologies or products with our own;

•	diversion of management’s attention from our core business;

•	adverse impact on overall company operating results;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering new markets; and

•	loss of key employees.

Our failure to adequately manage the risks associated with an acquisition could have an adverse effect on our business, financial condition and operating results.

Unforeseen health, safety and environmental costs could harm our business.

Our manufacturing operations use substances that are regulated by various federal, state and international laws governing health, safety and the environment, including the Waste Electrical and Electronic Equipment Directive, Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, and the Registration, Evaluation, Authorization, and Restriction of Chemicals regulations adopted by the European Union. If we experience a problem with complying with these regulations it could cause an interruption or delay in our manufacturing operations or it could cause us to incur liabilities for any costs related to health, safety or environmental remediation. We could also be subject to liability if we do not handle these substances in compliance with safety standards for storage and transportation and applicable laws. If we experience a problem or fail to comply with such safety standards, our business, financial condition and operating results may be harmed.

We are subject to governmental regulations that could adversely affect our business.

We are subject to U.S. and foreign trade control laws that may limit where and to whom we sell our products. These trade control laws also limit our ability to conduct product development activities in certain countries and restrict the handling of our U.S. export controlled technology. In addition, various countries regulate the import of certain technologies and have enacted laws that could limit our ability to distribute our products and certain product features or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in U.S. and foreign import and export regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the import and export of our products to certain countries altogether. Any change in import and export regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies impacted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Failure to comply with these and similar laws on a timely basis, or at all, decreased use of our products or any limitation on our ability to develop, export or sell our products would adversely affect our business, financial condition and operating results.

Our product or manufacturing standards could also be impacted by new or revised environmental rules and regulations or other social initiatives. For instance, the SEC adopted new disclosure requirements in 2012 relating to the sourcing of certain minerals from the Democratic Republic of Congo and certain other adjoining countries. Those rules, which required reporting for the first time in calendar 2014, could adversely affect our costs, the availability of minerals used in our products and our relationships with customers and suppliers.

The Federal Communications Commission (“FCC”) has jurisdiction over the entire U.S. communications industry and, as a result, our products and our U.S. customers are subject to FCC rules and regulations. Current and future FCC regulations, including regulations on net neutrality or generally affecting communications services, our products or our customers’ businesses could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international customers in the future. Moreover, many jurisdictions are evaluating or implementing regulations relating to cybersecurity, privacy and data protection, which can affect the market and requirements for networking and communications equipment. For example, in April 2016, the European Parliament approved the General Data Protection Regulation (the “GDPR”), which came into effect in May 2018 and supersedes current EU data protection regulations. The GDPR imposes stringent data handling requirements on companies that receive or process personal data of residents of the EU, and non-compliance with the GDPR could result in significant penalties, including data protection audits and heavy fines. Any failure to obtain the required approvals or comply with such laws and regulations could harm our business and operating results.

Natural disasters, terrorist attacks or other catastrophic events could harm our operations.

Our headquarters and the majority of our infrastructure, including our PIC fabrication manufacturing facility, are located in Northern California, an area that is susceptible to earthquakes, floods and other natural disasters. Further, a terrorist attack aimed at Northern California or at the United States energy or telecommunications infrastructure could hinder or delay the development and sale of our products. In the event that an earthquake, terrorist attack or other man-made or natural catastrophe were to destroy any part of our facilities, or certain of our contract manufacturers’ facilities, destroy or disrupt vital infrastructure systems or interrupt our operations for any extended period of time, our business, financial condition and operating results would be harmed.

Security incidents, such as data breaches and cyber-attacks, could compromise our intellectual property and proprietary or confidential information and cause significant damage to our business and reputation.

In the ordinary course of our business, we maintain sensitive data on our networks, including data related to our intellectual property and data related to our business, customers and business partners, which is considered proprietary or confidential information. We believe that companies in the technology industry have been increasingly subject to a wide variety of security incidents, cyber-attacks and other attempts to gain unauthorized access. While the secure maintenance of this information is critical to our business and reputation, our network and storage applications may be subject to unauthorized access by hackers or breached due to operator error, malfeasance or other system disruptions. It may be difficult to anticipate or immediately detect such security incidents or data breaches and the damage caused as a result. Accordingly, a data breach, cyber-attack, or unauthorized access or disclosure of our information, could compromise our intellectual property and reveal proprietary or confidential business information. In addition, these security incidents could also cause us to incur significant remediation costs and expenses, disrupt key business operations, subject us to liability and divert attention of management and key information technology resources, any of which could cause significant harm to our business and reputation.

Risks Related to the Notes

If we fail to consummate our acquisition of Coriant, we may redeem the notes at a redemption price that may be less than the value of your notes.

If the Acquisition is not consummated for any reason by January 23, 2019, or if the Purchase Agreement is terminated for any reason (other than as a result of consummation of the Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to April 23, 2019. The redemption price for each $1,000 principal amount of notes will equal the sum of (i) $1,020, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined under “Description of Notes—Unwind Redemption”) over the initial conversion value (as defined in such section). Neither the redemption price nor the consideration you would receive if you choose to convert your notes in lieu of redemption will otherwise include any compensation for interest payments you would have received if such notes had not been redeemed or converted or any lost time value of your notes. As a result, if your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a redemption in an investment that results in a comparable return.

This offering is not contingent upon consummation of the Acquisition or the terms of the Acquisition, and our stock price could be adversely affected by any failure or delay in completing the Acquisition, as well as any failure to complete the Acquisition on the terms currently contemplated.

We expect to use a portion of the net proceeds from this offering to finance our pending Acquisition. Completion of this offering is not contingent upon consummation of the Acquisition or the terms of the Acquisition, even if those terms vary materially from what we currently expect.

We have not identified any specific use for the portion of net proceeds from this offering that we intend to use to finance the pending Acquisition in the event that the Acquisition is not consummated. In the event the Acquisition is not consummated, we plan to use all of the net proceeds from this offering for general corporate purposes and to pay transaction fees. This means that our management would have broad discretion in the application of all of the net proceeds from this offering. Because of the number and variability of factors that would determine our use of the net proceeds from this offering if the Acquisition does not occur, we cannot provide any assurance that the return on our use of such net proceeds would be equivalent to the return on investment we currently anticipate from the Acquisition. If we do not invest or apply such net proceeds from this offering in ways that enhance our financial returns, and if we elect not to redeem the notes if the Acquisition does not occur, the trading price of the notes and our common stock could decline.

In the event we do not complete the Acquisition on the terms or on the timeframe currently contemplated, or if we do not complete it at all and we elect not to redeem the notes, the trading price of the notes and our common stock could also decline. Such a decline in market price of the notes or our common stock could occur regardless of the reason for the delay or failure to complete the Acquisition.

Although the notes are referred to as convertible senior notes, they will be effectively subordinated to any of our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the notes only after all claims senior to the notes have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our current or future subsidiaries from incurring additional liabilities.

As of June 30, 2018, we had no outstanding indebtedness for borrowed money (excluding intercompany debt). Our subsidiaries had $68.0 million of other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. GAAP). After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s overallotment option to purchase additional notes, our indebtedness for borrowed money (excluding intercompany debt) would have been $350.0 million.

The notes are our obligations exclusively and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations and cash flows of the consolidated company including our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

We may not have sufficient cash flow from our business to service our indebtedness or pay our indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate adequate cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default under our debt obligations, which could, in turn, adversely affect our business, financial condition and operating results.

We may still incur substantially more debt or take other actions, which would intensify the risks discussed above.

We and our subsidiaries may incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described in under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. We may be required to use funds that are domiciled in foreign tax jurisdictions in order to make the cash payments upon any conversion or repurchase of the notes, which may result in tax liabilities and other additional costs.

In addition, our ability to repurchase the notes or to pay cash upon conversion of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase or pay cash amounts due upon conversion of the notes as required would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. Moreover, the occurrence of a fundamental change under the indenture may constitute an event of default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or to pay cash upon conversion of the notes.

Redemption may adversely affect your return on the notes.

Except as described under “Description of Notes—Unwind Redemption,” we may not redeem the notes prior to September 5, 2021. We may redeem for cash all (but not less than all) of the notes, at our option, on or after September 5, 2021, if the last reported price of our common stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. See “Description of Notes—Optional Redemption.”

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of certain convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their respective face amounts over their respective terms. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that any shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their respective principal amounts. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our common stock or the issuance of other equity-related securities could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or other equity-related securities to raise capital or issue common stock or equity-related securities to make acquisitions. In particular, a portion of the consideration payable by us in the Acquisition pursuant to the Purchase Agreement consists of approximately 21.0 million shares of our common stock, or approximately 12.0% of the outstanding shares of our common stock as of August 24, 2018 (subject to reduction in certain circumstances and after giving effect to the issuance of shares of our common stock in the Acquisition as if the issuance occurred on August 24, 2018). Those shares will be issued to Oaktree Optical Holdings, L.P., and will be subject to a lock-up agreement with the underwriter of this offering for a period of 60 days following the date of this prospectus supplement. In addition 50% of those shares are subject to lock-up arrangements with us for a period of six months following consummation of the Acquisition and the remaining 50% of those shares are subject to lock-up arrangements with us for a period of 12 months following consummation of the Acquisition, in each case pursuant to the terms of the Purchase Agreement. The lock-up arrangements relating to such shares are subject to certain important exceptions, and may be waived by the underwriter of this offering in its sole discretion or by us in our sole discretion, as applicable. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options, the vesting of restricted stock, restricted stock units and performance shares pursuant to our employee benefit plans, for purchase by employees under our employee stock purchase plan, and upon conversion of the notes offered hereby. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-related securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding June 1, 2024, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 40 trading-day observation period. As described under “Description of Notes—Settlement upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to June 1, 2024, the 40 consecutive trading day period beginning on, and including, the second trading day after such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption as described under “Description of Notes—Optional Redemption” or “Description of Notes—Unwind Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs on or after June 1, 2024, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding September 1, 2024. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date (provided that, with respect to any conversion date occurring after June 1, 2024, settlement will occur on the maturity date of the notes). Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or redemption may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change or redemption occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or redemption, as applicable. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or the date of the redemption notice, as the case may be, and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or redemption, as applicable, may not adequately compensate you for any lost value of your notes as a result of such transaction or in connection with the redemption, as applicable. In addition, if the price of our common stock in the transaction or in connection with the redemption is greater than $60.00 per share or less than $7.595 per share (subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 131.6655 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Upon any optional redemption of the notes or any conversion of the notes in connection with a related redemption notice, the cash comprising the redemption price, in the case of an optional redemption, or the applicable conversion rate, in the case of a conversion in connection with a redemption notice, as applicable, may not fully compensate you for future interest payments or lost time value of your notes.

On or after September 5, 2021, we may optionally redeem for cash all (but not less than all) of the notes, at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If we call the notes for optional redemption, you may convert all or any portion of your notes at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date. Upon such redemption or conversion, the cash comprising the redemption price, in the case of an optional redemption, or the applicable conversion rate, in the case of a conversion in connection with a related redemption notice, in either case, may not fully compensate you for any future interest payments that you would have otherwise received or any other lost time value of your notes. See “Description of Notes—Optional Redemption.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a make-whole fundamental change occurs prior to the maturity date of the notes, we will in some cases be required to increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. Furthermore, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions in the indenture could deter or prevent a third party from acquiring us even when the acquisition may be favorable to you.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change or redemption, as the case may be, occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change or during the related redemption period. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes (including upon conversion, repayment or maturity), or in some circumstances from any payments on our common stock or from sales proceeds subsequently paid or credited to you, or from your other funds or assets. See “Material U.S. Federal Income Tax Considerations.”

The capped call transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we have entered into capped call transactions with one or more of the underwriter or its affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce or offset the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the underwriter exercises its option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such capped call transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

We are subject to counterparty risk with respect to the capped call transactions.

The option counterparties to the capped call transactions are financial institutions, and we will be subject to the risk that any or all of them might default under the capped call transactions. Our exposure to the credit risk of the counterparties will not be secured by any collateral. Past global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under the capped call transactions with such option counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurance as to the financial stability or viability of the option counterparties.

Risks Related to Our Common Stock

The trading price of our common stock has been volatile and is likely to be volatile in the future. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your notes.

The trading prices of our common stock and the securities of other technology companies have been and may continue to be highly volatile. Factors affecting the trading price of our common stock include:

•	variations in our operating results;

•	announcements of technological innovations, new services or service enhancements, strategic alliances or agreements by us or by our competitors;

•	the gain or loss of customers;

•	recruitment or departure of key personnel;

•	changes in the estimates of our future operating results or external guidance on those results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	mergers and acquisitions by us (including our pending Acquisition), by our competitors or by our customers;

•	market conditions in our industry, the industries of our customers and the economy as a whole; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Each of these factors, among others, could harm the value of the common stock you receive upon the conversion of your notes, if any, and the value of your notes. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management’s attention and resources.

As of August 24, 2018, we had outstanding approximately 154.0 million shares of our common stock. In addition, as of August 24, 2018, we had options outstanding to purchase approximately 1.1 million shares of our common stock (all of which were exercisable as of that date) and we also had approximately 8.8 million shares underlying outstanding restricted stock units and performance stock units. Further, a portion of the consideration payable by us in the Acquisition pursuant to the Purchase Agreement consists of approximately 21.0 million shares of our common stock, or approximately 12.0% of the outstanding shares of our common stock as of August 24, 2018 (subject to reduction in certain circumstances and after giving effect to the issuance of shares of our common stock in the Acquisition as if the issuance occurred on August 24, 2018). Those shares will be issued to Oaktree Optical Holdings, L.P., and will be subject to a lock-up agreement with the underwriter of this offering for a period of 60 days following the date of this prospectus supplement. In addition, 50% of those shares are subject to lock-up arrangements with us for a period of six months following consummation of the Acquisition and the remaining 50% of those shares are subject to lock-up arrangements with us for a period of 12 months following consummation of the Acquisition, in each case pursuant to the terms of the Purchase Agreement. The lock-up arrangements relating to such shares are subject to certain important exceptions, and may be waived by the underwriter of this offering in its sole discretion or by us in our sole discretion, as applicable. We and certain of our directors and officers have also entered into lock-up agreements with the underwriter of this offering with respect to shares of our common stock, and certain other securities convertible into, or exchangeable or exercisable for, shares of our common stock. Such lock-up agreements are subject to certain important exceptions, and may also be waived by the underwriter, in whole or in part, in its sole discretion. See “Underwriter”. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock, and the value of your notes, to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage delay or prevent a change in control of our company and may affect the trading price of our common stock and the value of the notes.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to us, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and amended and restated bylaws:

•	authorize the issuance of “blank check” convertible preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

•	prevent stockholders from calling special meetings; and

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may also be made in our documents incorporated or deemed to be incorporated by reference in this prospectus supplement. Such forward-looking statements include our expectations regarding revenue, gross margin, operating expenses, cash flows and other financial items; any statements of the plans, strategies and objectives of management for future operations and personnel; factors that may affect our operating results; our ability to leverage our vertically-integrated manufacturing infrastructure; costs and expectations regarding our restructuring plan; anticipated customer activity; statements concerning new products or services, including new product features and delivery dates; statements related to capital expenditures; statements related to liquidity; statements related to future economic conditions, performance, market growth or our sales cycle; statements related to the pending Acquisition, including conditions to the closing of the Acquisition and the potential impact on our future combined operating results; statements related to the notes; statements related to the impact of tax regulations; statements related to the effects of litigation on our financial position, results of operations or cash flows; statements related to the new revenue recognition standard; statements as to industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement and the other risks, uncertainties, assumptions and factors specified in our Annual Report on Form 10-K for the year ended December 30, 2017, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 and in other filings we make with the SEC from time to time. Such forward-looking statements speak only as of the date of this report. We disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $337.4 million (or approximately $388.4 million if the underwriter exercises its overallotment option to purchase additional notes in full), after deducting the underwriter’s discount and estimated offering expenses payable by us.

We expect to enter into capped call transactions with one or more option counterparties. We intend to use approximately $42.5 million of the net proceeds from this offering to pay the cost of the capped call transactions. We intend to use the remaining net proceeds to fund the cash portion of the purchase price of the Acquisition, including fees and expenses relating thereto and general corporate purposes. This offering is not contingent on the consummation of the Acquisition.

If the underwriter exercises its overallotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties and the remainder for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “INFN.” The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock as reported by Bloomberg, L.P.

	High	Low
Fiscal year ended December 31, 2016
First Quarter	$18.74	$13.28
Second Quarter	$16.06	$10.96
Third Quarter	$12.72	$8.31
Fourth Quarter.	$9.57	$7.32
Fiscal year ended December 30, 2017
First Quarter	$12.33	$8.43
Second Quarter	$12.01	$9.14
Third Quarter	$12.33	$8.19
Fourth Quarter	$9.00	$6.33
Fiscal year ended December 29, 2018
First Quarter	$11.49	$6.25
Second Quarter	$12.10	$8.77
Third Quarter (through September 6, 2018)	$10.20	$7.59

As of August 24, 2018, there were approximately 92 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

The last reported sale price of our common stock on the Nasdaq Global Select Market on September 6, 2018 was $7.595.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the near future.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization as of June 30, 2018:

•	on an actual basis;

•

on an adjusted basis to reflect the sale of the notes (assuming the underwriter’s overallotment option is not exercised) and the application of a portion of the estimated net proceeds therefrom to pay the estimated cost of entering into the call spread transactions, but not otherwise giving effect to the application of the estimated net proceeds therefrom; and

•

on a pro forma basis to reflect the sale of the notes (assuming the underwriter’s overallotment option is not exercised), and the application of the estimated net proceeds therefrom as described in “Use of Proceeds” (including the estimated cost of entering into the capped call transactions) and the consummation of the Acquisition.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference in this prospectus supplement.

	June 30, 2018
	Actual	As Adjusted (unaudited)	Pro Forma
	(In millions, except par value amounts and per share amounts)
Cash, cash equivalents and short-term investments	$122	$417	$263

Long-term debt and capital lease obligations, excluding current portion	$—	$—	$10
2.125% notes due 2024 offered hereby(1)	—	350	350

Total long term debt	—	350	360

Shareholders’ equity(2):
Preferred stock, par value $.001 per share, 25,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—	—
Common stock, par value $.001 per share, 500,000 shares authorized; 152,940 shares issued and outstanding, actual and as adjusted	—	—	—
Additional paid-in capital(3)	1,450	1,450	1,638
Accumulated deficit	(791)	(791)	(801)
Accumulated other comprehensive income (loss)	(22)	(22)	(22)

Total shareholders’ equity(3)	637	637	815

Total capitalization(3)	$637	$987	$1,175

(1)

In accordance with ASC 470-20, Debt with Conversion and Other Options, convertible debt that may be entirely or partially settled in cash (such as the notes offered hereby) is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest cost. On the issuance date, the value of the conversion option of the notes, representing the equity component, will be recorded as additional paid-in capital within stockholders’ equity and as a discount to the notes, which reduces their initial carrying value. The carrying value of the notes, net of the discount recorded, will be accreted up to the principal amount of the notes from the issuance date until maturity. Disclosure requirements under ASC 470-20 do not affect the actual amount that we are required to repay. The amount shown in the table above for the notes offered hereby is the aggregate principal amount of the notes offered hereby, without reflecting the debt discount for the value of the conversion option, the underwriter’s discounts and the offering fees and expenses that we expect to incur with respect to the notes offered hereby.
(2)	The outstanding share information set forth above is as of June 30, 2018, and excludes as of that date:
a)	shares of our common stock that would be issuable upon conversion of notes issued in this offering.
b)

approximately 21.0 million shares of our common stock issuable in connection with the Acquisition pursuant to the Purchase Agreement (which number is subject to reduction in certain circumstances); and

c)

(i) 1,117,785 shares of our common stock reserved for issuance upon exercise of options outstanding, (ii) 8,820,857 shares of our common stock reserved for issuance upon vesting of our restricted stock units and performance stock units outstanding, and (iii) 14,150,355 shares reserved for issuance under our equity incentive and purchase plans.

(3)

The issuance of the notes (after giving effect to the application of ASC 470-20 as described in note (1) above) will result in an increase to additional paid-in capital and, therefore, an increase in total stockholders’ equity and total capitalization. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes. Additionally, additional paid-in capital and, therefore, total stockholders’ equity and total capitalization do not reflect the reduction from the cost of the capped call transactions that are expected to be accounted for as equity instruments and not as derivatives.

INFINERA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the planned acquisition of Telecom Holding Parent LLC, a Delaware limited liability company and subsidiaries (collectively, “Coriant”) by Infinera Corporation, a Delaware corporation (hereinafter referred to as “Infinera,” “the Company,” “we,” “our,” “us” and similar terms unless the context indicates otherwise). The following unaudited pro forma condensed combined financial information presents the historical condensed combined financial statements of Infinera and Coriant after giving effect to Infinera’s acquisition of Coriant (the “Acquisition”) and the offering of $275 million aggregate principal amount of the notes (the “Offering”) based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. We refer to the Acquisition and the Offering transactions collectively as the “Transactions.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the planned Transactions as if they had been consummated on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 30, 2017 gives effect to the Transactions as if they had been consummated on January 1, 2017, the beginning of Infinera’s most recently completed fiscal year. As Coriant is a privately held company and has not adopted ASC 606, Revenue from Contracts with Customers or Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, or evaluated its contracts in the context of these new standards, it is impracticable to reasonably determine pro forma revenues or other related amounts impacted by the adoption of these standards for the six months ended June 30, 2018. Therefore, the unaudited pro forma condensed combined financial statements set forth below does not include an unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018. Because Coriant has not yet adopted ASC 606 and Subtopic 340-40 as described above, we have obtained permission from the SEC to exclude an unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018. The adoption of ASC 606 and Subtopic 340-40 may result in a material decrease to Coriant’s revenue for the six months ended June 30, 2018, and may also result in a material decrease to deferred revenue, accounts receivable or other assets of Coriant, or a material increase in liabilities of Coriant as of June 30, 2018. However, it is difficult to predict the exact impact of this change to accounting principles. As a result, the adoption of ASC 606 and Subtopic 340-40 could have a material adverse effect on Coriant’s financial position and results of operations as of and for the six months ended June 30, 2018 and future periods and, consequently, on our revenue and results of operations for that period on a combined basis after giving effect to the Acquisition. After the close of the Acquisition, we anticipate completing a more detailed review of Coriant’s contracts to calculate appropriate pro forma adjustments consistent with ASC 606 and Subtopic 340-40. However, pro forma adjustments for the six months ended June 30, 2018 would have included an increase of $12 million amortization expense for intangible assets recorded in cost of sales and operating expenses, and a net decrease of $33 million of interest expense.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X, except as noted in the preceding paragraph with respect to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018. See “Risk Factors—The pro forma financial data included in this prospectus supplement may not be an indication of the combined company’s financial condition or results of operations following the Acquisition.” The unaudited pro forma adjustments reflecting the Acquisition have been prepared in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and assumed liabilities based on a preliminary estimate of fair values, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized and will be based on the valuation as of the actual closing date of the Acquisition. The unaudited pro forma adjustments related to the Offering are preliminary in nature and reflect the Company’s best estimates of the proceeds and related interest assumptions at the time of the preparation of this unaudited pro forma condensed combined financial information. Adjustments to these preliminary estimates are expected to occur and these adjustments could have a material impact on the accompanying unaudited pro forma condensed combined financial information. In particular, the following unaudited pro forma condensed combined financial information has not been adjusted to reflect the upsize of the Offering to $350 million aggregate principal amount of notes or the actual cost of the capped call transactions of approximately $42.5 million.

The historical condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results. The unaudited pro forma condensed combined financial information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements and in conjunction with the following:

•

the Company’s unaudited historical condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the SEC on August 8, 2018 (the “Quarterly Report”);

•	the unaudited historical condensed consolidated financial statements of Coriant as of June 30, 2018 and for the six months ended June 30, 2018 filed with the SEC on September 5, 2018;

•

the Company’s audited historical consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017 filed with the SEC on February 28, 2018 (the “Annual Report”); and

•	the audited historical consolidated financial statements of Coriant as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 filed with the SEC on September 5, 2018.

The unaudited pro forma adjustments are based on preliminary estimates and are not necessarily indicative of or intended to represent the results that would have been achieved had the Transactions been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the Transactions may differ significantly from those that are reflected in the unaudited pro forma condensed combined financial information for a number reasons, including the effects of applying final purchase accounting, the incremental costs incurred to integrate the two companies, and the final terms and interest rate for the Offering. Additionally, the Offering that is anticipated to finance the Acquisition is included in the unaudited pro forma financial information reflecting the terms and rates we expect to achieve based on current market rates. The actual terms of the Offering will be subject to market conditions. In addition, this unaudited pro forma condensed combined financial information should be read together with the information under “Risk Factors” in the Quarterly Report, the Annual Report and this prospectus supplement. The unaudited pro forma condensed combined financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, or other restructuring that may result from the Acquisition. The unaudited pro forma adjustments are based upon available information and certain assumptions that Infinera believes are reasonable under the circumstances. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.

INFINERA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

(in millions)

			Pro Forma
	Infinera (as reported)	Coriant (as adjusted)	Acquisition Adjustments	Notes		Financing Adjustments	Notes		Combined
ASSETS
Current assets:
Cash and cash equivalents	$63	$23	$(174)	(a	)	$229	(r	)	$141
Short-term investments	59	—	—			—			59
Accounts receivable, net of allowance for doubtful accounts	148	159	2	(b	)	—			309
Inventory	219	123	12	(c	)	—			354
Prepaid expenses and other current assets	46	47	(8)	(d	)	—			85

Total current assets	535	352	(168)			229			948
Property, plant and equipment, net	137	161	(104)	(e	)	—			194
Intangible assets, net	72	23	204	(f	)	—			299
Goodwill	179	—	108	(g	)	—			287
Long-term investments	7	—	—			—			7
Other non-current assets	11	42	(13)	(h	)	—			40

Total assets	$941	$578	$27			$229			$1,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80	$135	$10	(b	)	$—			$225
Accrued expenses	48	91	(11)	(i	)	—			128
Accrued compensation and related benefits	44	20	—			—			64
Short-term debt, net	—	106	(106)	(j	)	—			—
Accrued warranty	14	5	—			—			19
Deferred revenue	55	21	(5)	(k	)	—			71

Total current liabilities	241	378	(112)			—			507
Accrued warranty, non-current	17	4	—			—			21
Deferred revenue, non-current	15	45	(12)	(k	)	—			48
Deferred tax liability	16	1	29	(l	)	—			46
Other long-term liabilities	15	51	30	(m	)	—			96
Long-term debt	—	—	—			178	(s	)	178
Long-term shareholder loans	—	430	(430)	(n	)	—			—
Long-term financing lease obligation	—	186	(176)	(o	)	—			10
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized shares—25,000 and no shares issued and outstanding
Common stock, $0.001 par value
Authorized shares—500,000 as of June 30, 2018
Issued and outstanding shares—152,940 as of June 30, 2018	—	—	—			—			—
Additional paid-in capital	1,450	358	(170)	(p	)	54	(t	)	1,692
Accumulated other comprehensive loss	(22)	(61)	61	(q	)	—			(22)
Accumulated deficit	(791)	(814)	807	(q	)	(3)	(r	)	(801)

Total stockholders’ equity	637	(517)	698			51			869

Total liabilities and stockholders’ equity	$941	$578	$27			$229			$1,775

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

INFINERA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 30, 2017

(in millions, except per share amounts)

	Historical		Pro Forma
	Infinera (as reported)	Coriant (as adjusted)	Acquisition Adjustments	Notes		Financing Adjustments	Notes		Combined
Revenue:
Product	$611	$529	$—			$—			$1,140
Services	130	223	(5)	(u	)	—			348

Total revenue	741	752	(5)			—			1,488
Cost of revenue:
Cost of product	427	447	2	(v	)	—			876
Cost of services	51	113	—			—			164
Restructuring and other related costs	19	10	—			—			29

Total cost of revenue	497	570	2			—			1,069
Gross profit	244	182	(7)			—			419
Operating expenses:
Research and development	224	119	(4)	(v	)	—			339
Sales and marketing	116	78	19	(v	)	—			213
General and administrative	71	65	9	(v	)	—			145
Restructuring and other related costs	16	11	—			—			27
Transition and management fees	—	12	—			—			12

Total operating expenses	427	285	24			—			736
Loss from operations	(183)	(103)	(31)			—			(317)
Other income (expense), net:
Interest income	3	—	—			—			3
Interest expense	(14)	(59)	59	(w	)	(19)	(y	)	(33)
Other gain (loss), net	(2)	(5)	—			—			(7)

Total other income (expense), net	(13)	(69)	59			(19)			(37)
Income (loss) before income taxes	(196)	(167)	28			(19)			(354)
Provision for (benefit from) income taxes	(1)	8	(3)	(x	)	—	(x	)	4

Net income (loss)	$(195)	$(175)	$31			$(19)			$(358)

Net loss per common share:
Basic	$(1.32)								$(2.12	) (z)

Diluted	$(1.32)								$(2.12	) (z)

Weighted average shares used in computing net loss per common share:
Basic	148								169	(z)

Diluted	148								169	(z)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

INFINERA CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Transactions, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments related to the Acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed as of the actual closing date of the Acquisition. The unaudited pro forma adjustments related to the Offering are preliminary in nature and reflect Management’s best estimates of the proceeds and related interest assumptions at the time of the preparation of these unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the planned Transactions as if they had been consummated on June 30, 2018. The unaudited pro forma condensed combined statement of operations the year ended December 30, 2017 give effect to the Transactions as if they had been consummated on January 1, 2017, the beginning of Infinera’s most recently completed fiscal year.

The unaudited pro forma condensed combined financial information was prepared in accordance with SEC Regulation S-X Article 11, except that the unaudited pro forma condensed combined financial statements set forth above does not include a condensed combined statement of operations for the six months ended June 30, 2018. See “Risk Factors—The pro forma financial data included in this prospectus supplement may not be an indication of the combined company’s financial condition or results of operations following the Acquisition.” The unaudited pro forma condensed combined financial information included herein was derived from Infinera’s and Coriant’s consolidated statements of operations for the fiscal years ended December 30, 2017 and December 31, 2017, respectively, and from Infinera’s and Coriant’s unaudited condensed consolidated balance sheets as of June 30, 2018, which are prepared in accordance with U.S. GAAP. Certain amounts in the historical consolidated financial statements of Coriant have been reclassified within the “as adjusted” column in the unaudited pro forma condensed combined financial information so that presentation would conform with Infinera’s financial statement presentation. These reclassifications have no effect on previous reported total assets, total liabilities, and shareholders’ equity, or net income (loss) of Infinera or Coriant.

Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Coriant.

2. SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined consolidated financial information has been prepared using the significant accounting policies as set forth in our audited consolidated financial statements for the year ended December 30, 2017. Based on the procedures performed to date the Company has determined that no significant adjustments are necessary to conform Coriant’s financial statements to the accounting policies used by Infinera in the preparation of the unaudited pro forma condensed combined financial information, with the exception of the adoption of ASC 606, Revenue from Contracts with Customers and Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers. After the consummation of the Acquisition, we will complete a more detailed review of the Coriant accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

3. PRELIMINARY PURCHASE CONSIDERATION AND PURCHASE PRICE ALLOCATION

The preliminary purchase consideration of the Acquisition is estimated to be $355 million, consisting of $230 million in cash consideration, less deductions of $63 million, and $188 million in equity consideration. The estimated purchase price that is reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase price will be and the actual purchase price may differ materially from the estimated purchase price due to possible fluctuations in working capital and other closing adjustments. The preliminary purchase consideration is $355 million as follows:

Preliminary Purchase Consideration
(in millions)
Cash consideration	$230
Less: deductions from purchase price	(63)

Adjusted cash consideration	167
Equity consideration(1)	188

Total preliminary purchase price	$355

(1)

Based on the closing price of Infinera common stock of $8.95 on August 31, 2018, the $188 million equity consideration represents the fair value of 21 million shares of Infinera common stock to be issued to Coriant shareholders in accordance with the purchase agreement. A sensitivity analysis related to the fluctuation in Infinera common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of Infinera common stock on August 31, 2018 would have on the estimated purchase price and goodwill as of the closing date. A 10% increase to the Infinera share price would increase the purchase price by $19 million, and a 10% decrease in share price would decrease the purchase price by $19 million, both with a corresponding change to goodwill.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Coriant are recorded at the acquisition date fair values. The purchase price allocation is preliminary and based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2018. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

The preliminary allocation of the purchase consideration based on Coriant’s unaudited condensed consolidated balance sheet as of June 30, 2018 is as follows:

Preliminary Purchase Consideration Allocation
(in millions)
Assets Acquired
Cash and cash equivalents	$23
Accounts receivable, net of allowance for doubtful accounts	161
Inventory	135
Prepaid expenses and other current assets	39
Property, plant and equipment, net	57
Intangible assets, net	227
Other non-current assets	29

Total Assets Acquired	$671

Liabilities Assumed
Accounts payable	$145
Deferred revenue, current	16
Other liabilities, current	105
Deferred revenue, non-current	33
Other liabilities, non-current	125

Total Liabilities Assumed	$424

Net Assets Acquired (a)	247
Total Estimated Purchase Consideration (b)	355

Estimated Goodwill (b—a)	$108

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Fair Value of Intangible Assets Acquired	Estimated Useful Lives
	(in millions)	(in years)
Customer Relationships	$155	8
Developed Technology	64	5
IPR&D Technology	5	n/a
Trade Name	3	2

Total acquired intangible assets	$227

In-process technology is recorded at fair value as an indefinite-lived intangible asset at the assumed Acquisition date until completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process technology assets are considered amortizable, finite-lived assets. The information used in determination of the identifiable intangible assets and related amortization is based upon factual information such as actual purchase price calculations used for financial reporting purposes in transactions where the acquired targets were similar to Coriant.

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Goodwill represents excess of purchase consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. The estimated goodwill of $108 million arising from the Acquisition consists largely of the acquired workforce, the expected company-specific synergies and the opportunity to scale the business. The goodwill recorded in the Acquisition is not expected to be deductible for income tax purposes.

As a result of an amended lease that is executed upon on the close of the Acquisition, Coriant’s capital lease asset, obligation, amortization, and other related costs are eliminated and goodwill is recognized under the acquisition method of accounting. Under the amended lease, the pro forma balance sheet is adjusted to reflect the contractual obligation amount due to the amendment triggering the capital lease derecognition.

The deferred tax liabilities above represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments reflect the estimated blended statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Acquisition activities. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

4. UNAUDITED PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2018:

(a)

To record a reduction for (i) $167 million of cash paid for the Acquisition after certain deductions specified in the purchase agreement, including $109 million repayment of Coriant historical debt and payment of closing transaction costs, and (ii) $7 million of estimated transaction costs to be incurred and paid subsequent to the balance sheet date.

(b)

To reclassify $2 million of accounts receivable from related parties to trade accounts receivable as these represent third-party receivables to Infinera that are expected to be fully collected and $10 million of accounts payable to related parties to trade accounts payable as these represent third-party payables which will be settled by Infinera after the Acquisition.

(c)	To record the estimated fair value of assets and liabilities of Coriant associated with applying the acquisition method of accounting, which resulted in an increase of $12 million to inventory.

(d)	To reflect the following adjustments:

•

to reclassify $7 million of accounts receivable from related parties to trade accounts receivable of $2 million as these represent third-party receivables to Infinera, which are expected to be fully collected and $5 million to goodwill; and

•	to eliminate short-term prepaid rent of $1 million in connection with the derecognition of the capital lease described in (e) below.

(e)

To eliminate a capital lease asset of $104 million derecognized in accordance with a lease amendment entered into by Coriant, which will be executed upon the Acquisition. In connection with this amendment,

Infinera will record a $33 million estimated liability related to the obligation due at the contractual amount specified in the lease amendment.

(f)

To record the estimated fair value of $227 million of acquired intangible assets as described in Note 3 above net of $23 million write-off of prior acquired intangible assets, resulting in an adjustment of $204 million to intangible assets.

(g)

To record the preliminary estimate of goodwill as a result of the Acquisition, which represents the amount by which the estimated consideration transferred exceeds the fair value of Coriant’s assets acquired and liabilities assumed as set forth in Note 3.

(h)

To eliminate a $7 million deferred tax asset that is not expected to be realizable following the close of the transaction and long-term prepaid rent of $6 million in connection with the capital lease that will be derecognized upon the Acquisition as described in (e) above.

(i)	To reflect the following adjustments:

•	reduction related to the repayment of $1 million of accrued interest related to the historical debt of Coriant to be repaid concurrent with the closing of the Acquisition;

•

reduction related to the reclassification of $10 million of accounts payable to related parties to trade accounts payable as these represent third-party payables, which will be settled by Infinera after the Acquisition;

•	reduction related to the elimination of $3 million short-term portion of the financing lease obligation that will be derecognized; and

•	increase related to the $3 million short-term portion of the contractual obligation related to the amended lease.

(j)	To reflect the repayment of $106 million of Coriant debt, net of debt issuance costs of $3 million.

(k)

To reflect the estimated fair value of asset and liabilities of Coriant associated with applying the acquisition method of accounting, which resulted in a decrease of $5 million to current deferred revenue and $12 million to non-current deferred revenue.

(l)	To record a net deferred tax liability of $29 million related primarily to the step-up in fair value of acquired intangible assets.

(m)	To record the $30 million long-term portion of the contractual obligation related to the amended lease.

(n)

To reflect the settlement of $250 million of related-party debt in connection with the Acquisition, and the forgiveness of $180 million of related-party debt that will be contractually cancelled and forgiven upon the Acquisition.

(o)

To reflect the derecognition of a $176 million capital lease financing obligation in connection with a lease amendment entered into by Coriant prior to the Acquisition, which will become executed upon the Acquisition date.

(p)	To record the following:

•	the issuance of $188 million of Infinera common stock in connection with the Acquisition; and

•	the elimination of $358 million of Coriant historical additional paid-in capital.

(q)	To record the following:

•	the elimination of Coriant historical accumulated deficit of $814 million and accumulated other comprehensive loss of $61 million; and

•	the incurrence of $7 million of estimated Infinera transaction costs to be incurred and paid subsequent to the balance sheet date.

(r)

To record the proceeds from the issuance of $275 million of notes offered hereby (at an assumed interest rate of 2.125%), less the deferred issuance costs of $10 million, the estimated capped call payment of approximately $33 million and the commitment letter payment of $3 million related to a $200 million bridge facility that will not be drawn upon to fund the acquisition due to the proceeds received as a result of the Offering. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

(s)	To record the portion of the proceeds of the notes offered hereby allocated to long-term debt at fair value of $185 million, less the deferred issuance costs of $7 million.

(t)

After adjusting for (s), to record the residual portion of the proceeds of notes offered hereby allocated to equity of $90 million, less the deferred issuance costs of $3 million. In accordance with the cash conversion accounting guidance, the convertible offering has liability and equity components, with the liability component determined by estimating the fair value of a similar liability that does not have an associated equity component. The equity component consisting of the original issuance discount and all of the deferred issuance costs are accreted over the note’s six-year term. Such accretion is recorded to interest expense within note (y) below. Additionally, the adjustment includes a $33 million reduction in additional paid-in capital representing the capped call transaction entered into in conjunction with the Offering.

Adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 30, 2017:

(u)	To record a reduction in revenue of $5 million related to the estimated fair value of the acquired deferred revenue during the year ended December 30, 2017.

(v)	To record the following adjustments:

	Fiscal Year Ended December 30, 2017
	(in millions)
	Cost of Revenue	Research and Development	Sales and Marketing	General and Administrative
Increase in amortization of intangibles	$3	$—	$20	$2
Impact of lease amendment	(1)	(4)	(1)	7

Adjustments to cost of revenue and operating expenses	$2	$(4)	$19	$9

(w)

To reverse Coriant’s historical interest expense related to debt to be repaid in connection with the Acquisition and interest expense in connection with a capital lease that will be derecognized upon the Acquisition, as described in note (e) above.

(x)

To record the tax effects of the unaudited pro forma adjustments calculated at the blended statutory tax rate for foreign jurisdictions. Due to both Infinera and Coriant’s history of operating losses and full valuation allowances against any potential tax benefit, a rate of 0% was used for any adjustments expected to be incurred within the United States.

(y)	To record interest expense related to the $275 million of the notes offered hereby (with an assumed interest rate of 2.125%) in the amount of $19 million.

Fiscal Year Ended December 30, 2017
(in millions)
Stated interest	$6
Amortization of original issue discount and deferred issuance costs	13

Adjustment to record interest expense	$19

Debt issuance costs related to the notes offered hereby are amortized to interest expense using the effective interest rate method over the term of the respective facility for purposes of the unaudited pro forma financial information adjustments. Each 0.125% increase (decrease) in assumed interest rates for the notes would increase (decrease) pro forma interest expense by approximately $0.3 million for the year ended December 30, 2017.

(z)

Basic and diluted earnings per share has been calculated by dividing the net loss for the year by the weighted average shares outstanding. The adjustment for weighted average shares outstanding gives effect to the number of shares issued that will be issued as purchase consideration in connection with the Acquisition as described in Note 3. The following table shows the calculation of earnings per share:

Fiscal Year Ended December 30, 2017
(in millions, except per share amounts)
Pro Forma Weighted Average Shares (Basic and Diluted)
Historical Infinera Weighted Average Shares Outstanding	$148
Issued ordinary shares as consideration	21

Pro Forma Weighted Average Shares (Basic and Diluted)	169
Pro Forma Net Loss	(358)

Pro Forma Net Loss Per Common Share (Basic and Diluted)	$(2.12)

DESCRIPTION OF NOTES

We will issue the 2.125% Convertible Senior Notes due 2024 (the “notes”) under a base indenture to be dated as of September 11, 2018, the date of initial issuance of the notes (the “indenture”), between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, and throughout this prospectus supplement, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture, as the “indenture.” This description of notes supplements the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

For purposes of this description, references to “Infinera,” the “Company,” “we,” “our” and “us” refer only to Infinera Corporation and not to our subsidiaries, unless the context otherwise requires.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $350.0 million (or $402.5 million if the underwriter’s overallotment option to purchase additional notes is exercised in full);

•	bear cash interest from September 11, 2018 at an annual rate of 2.125%, payable semiannually on March 1 and September 1 of each year, beginning on March 1, 2019;

•

be subject to redemption at our option if the Acquisition is not consummated for any reason by January 23, 2019, or if the Purchase Agreement is terminated for any reason (other than by consummation of the Acquisition), on a redemption date to occur on or prior to April 23, 2019, at a redemption price, for each $1,000 principal amount of notes, equal to the sum of (i) $1,020, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined under “—Unwind Redemption” over the initial conversion value (as defined under “—Unwind Redemption”);

•

be subject to redemption at our option, on or after September 5, 2021, if the last reported sale price of our common stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on September 1, 2024, unless earlier converted, redeemed or repurchased;

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 101.2812 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.87 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

The registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for any notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and without the consent of holders, directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We may, at our option and to the extent permitted by applicable law, reissue, resell or surrender to the trustee for cancellation any notes that we may repurchase, in the case of a reissuance or resale, so long as such notes do not constitute restricted securities upon such reissuance or resale. Any notes that we may repurchase will be considered “outstanding” under the indenture (except for voting purposes) unless and until such time we surrender them to the trustee for cancellation and, upon receipt of a written order from us, the trustee will cancel all notes so surrendered.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent (if other than the trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the holder notifies, in writing, the registrar of the notes to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 2.125% per year until maturity of the notes. Interest on the notes will accrue from September 11, 2018 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019.

Interest will be paid to the person in whose name a note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our senior unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment to all of our unsecured indebtedness that is not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness and other liabilities of our current or future subsidiaries (including trade payables). In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of June 30, 2018, we had no outstanding indebtedness for borrowed money (excluding intercompany debt) and our subsidiaries had $68.0 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s overallotment option to purchase additional notes, our total indebtedness for borrowed money as of June 30, 2018 (excluding intercompany debt) would have been $350.0 million.

A substantial portion of our operations is conducted through our subsidiaries. The notes will not be guaranteed by any of our current or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Our right to receive any assets of any of our subsidiaries upon such subsidiary’s bankruptcy, liquidation or reorganization, and, therefore, the rights of the holders of notes to participate in those assets, will be subject to prior claims of creditors of the subsidiary, including trade creditors, and such subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise. The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations and may be restricted by agreements to which our subsidiaries may become a party.

We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.”

Unwind Redemption

If the Acquisition is not consummated for any reason by January 23, 2019, or if the Purchase Agreement is terminated for any reason (other than by consummation of the Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to April 23, 2019. In the case of any unwind redemption, we will provide not less than 45 nor more than 60 scheduled trading days’ notice before the redemption date to the trustee, the paying agent and each holder of notes. The applicable “redemption price” for each $1,000 principal amount of notes will equal the sum of (i) $1,020, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value over the initial conversion value. The “redemption conversion value” means, with respect to any redemption date, the sum of the daily conversion values (as defined under “—Conversion Rights—Settlement Upon Conversion”) for each trading day in the observation period (as defined under “—Conversion Rights—Settlement Upon Conversion”) that would apply to a conversion of such notes on or after our issuance of a notice of redemption pursuant to this “—Unwind Redemption” section and prior to the close of business on the scheduled trading day immediately preceding such redemption date. The redemption date must be a business day. The “initial conversion value” means the product of (i) 101.2812, which is the initial conversion rate for the notes and (ii) $7.595, which was the closing sale price of our common stock on The Nasdaq Global Select Market on September 6, 2018.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Except as described under “—Unwind Redemption” above, prior to September 5, 2021, the notes will not be redeemable. On or after September 5, 2021, we may redeem for cash all (but not less than all) of the notes, at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 45 nor more than 60 scheduled trading days’ notice before the redemption date to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day. We may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date.

No notes may be optionally redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding June 1, 2024, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” and “—Conversion upon Specified Corporate Events.” On or after June 1, 2024, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate for the notes will initially be 101.2812 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.87 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading-day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call the notes for redemption, a holder of notes may convert all or any portion of such holder’s notes only until the close of business on the scheduled trading day immediately preceding the redemption date, unless we fail to pay the redemption price (in which case a holder of notes may convert such holder’s notes until the business day immediately preceding the date on which the redemption price has been paid or duly provided for).

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions of notes following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date, any fundamental change repurchase date or redemption date, in each case, described above, will receive the full interest payment due on the maturity date or other applicable interest payment date in cash, regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding June 1, 2024, a holder of notes may surrender all or a portion of its notes for conversion during any fiscal quarter commencing after the fiscal quarter ending on December 29, 2018 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock (or such other security) is traded. If our common stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock (or such other security) is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Global Select Market or, if our common stock (or such other security) is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding June 1, 2024, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If, on any date, the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of notes on such date from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent in writing to obtain bids, or if we give such written instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to obtain such bids, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination in writing; and we will have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of at least $1,000,000 aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we will (i) instruct the three independent nationally recognized securities dealers to deliver bids to the bid solicitation agent and (ii) instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes in each case, beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing.

We will initially act as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call the notes for redemption (including, for the avoidance of doubt, an unwind redemption as described under “—Unwind Redemption”), holders may convert all or any portion of their notes at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert notes on account of our delivery of the notice of redemption will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert all or any portion of its notes until the close of business on the scheduled trading day immediately preceding the date on which the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding June 1, 2024, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan so long as such rights have not separated from the shares of common stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by us in good faith and in a commercially reasonable manner, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) in writing at least 45 scheduled trading days prior to the ex-dividend date (as defined below) for such issuance or distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan, as soon as reasonably practicable after we become aware that such separation or triggering event has occurred or will occur). Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place (or in the case of a separation or triggering event, until the 20th trading day following the date of our notice), even if the notes are not otherwise convertible at such time.

Holders of the notes may not convert their notes pursuant to this provision if they participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If (i) a transaction or event that constitutes (x) a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or (y) a make-whole fundamental change (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption”) occurs prior to the close of business on the business day immediately preceding June 1, 2024, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or (ii) we are a party to a share exchange event (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) (other than a share exchange event that is solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change or a make-whole fundamental change and (y) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity and such common stock becomes reference property for the notes) that occurs prior to the close of business on the business day immediately preceding June 1, 2024 (each such fundamental change, make-whole fundamental change or share exchange event, a “corporate event”), all or any portion of a holder’s notes may be surrendered for conversion at any time after the effective date for such corporate event until the earlier of (x) 35 trading days after the actual effective date of such corporate event or, if such corporate event also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change repurchase date and (y) the scheduled trading day immediately preceding the maturity date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing within three business days following the date we publicly announce such corporate event but in no event later than the actual effective date of such corporate event.

Conversions during the Three Months Immediately Preceding the Maturity Date

On or after June 1, 2024, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note (as defined below), to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note (as defined below), to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has validly withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after June 1, 2024, and all conversions for which the conversion date occurs after our issuance of a notice of redemption and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions that occur after our issuance of a notice of redemption, but prior to the related redemption date, and any conversions for which the relevant conversion date occurs on or after June 1, 2024, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders of the notes so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” or “—Unwind Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after June 1, 2024, no later than the close of business on the scheduled trading day immediately preceding June 1, 2024). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders, the trustee and the conversion agent (if other than the trustee) in writing of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

If more than one note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such notes shall be computed on the basis of the aggregate principal amount of the notes surrendered.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, will consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (or deemed specified as set forth above) (the “specified dollar amount”), if any, divided by 40 (such quotient the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “INFN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to June 1, 2024, the 40 consecutive trading-day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” or “—Unwind Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•

subject to the immediately preceding bullet, if the relevant conversion date occurs on or after June 1, 2024, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement (provided that, with respect to any conversion date occurring after June 1, 2024, settlement will occur on the maturity date), or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ✕	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =

the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1	=	CR0 ✕	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =

the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us in good faith and in a commercially reasonable manner.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	except as otherwise described below, rights issued pursuant to a stockholder rights plan of ours;

•	distributions of reference property in a transaction described in “—Recapitalizations, Reclassifications, and Changes of Our Common Stock;” and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1	=	CR0 ✕	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =

the fair market value (as determined by us in good faith and in a commercially reasonable manner) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs, and we will readjust the conversion rate to the extent that any of these rights, options or warrants are not exercised before they expire. In the case of any distribution of rights, options or warrants, to the extent any such rights, options or warrants expire unexercised, the conversion rate shall be immediately readjusted to the conversion rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered upon exercise of such rights, options or warrants.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0 ✕	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); provided that if there is no last reported sale price of the capital stock or similar equity interest distributed to the holders of our common stock on such ex-dividend date, the “valuation period” shall be the first ten consecutive trading day period after, and including, the first date such last reported sale price is available; and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in determining the conversion rate as of such trading day of such observation period. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay or make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 ✕	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock that is subject to the then-applicable tender offer rules under the Exchange Act of 1934, as amended (the

“Exchange Act”), other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0 ✕	AC + (SP1 ✕ OS1)
OS0 ✕ SP1

where,

CR0 =

the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =

the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =

the aggregate value of all cash and any other consideration (as determined by us in good faith and in a commercially reasonable manner) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day immediately following the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day immediately following the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day.

If we are or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer described in this clause (5) but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate will be decreased to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to the applicable listing standards of The Nasdaq Global Select Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to the applicable listing standards of The Nasdaq Global Select Market, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of shares of our common stock at a price below the conversion price or otherwise, other than any such issuance described in clause (1), (2) or (3) above;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction (including, without limitation, through any structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives), or other buy-back transaction, that is not a tender offer or exchange offer of the nature described under clause (5) above;

•	solely for a change in the par value (or lack of par value) of our common stock; or

•	for accrued and unpaid interest, if any.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment to the conversion rate that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the notes (i) in connection with any subsequent adjustment to the conversion rate of at least 1% of the conversion rate, (ii) regardless of whether the aggregate adjustment is less than 1% of the conversion rate, (x) on the conversion date (in the case of physical settlement) or (y) on each trading day of any observation period (in the case of cash settlement or combination settlement) and (iii) on the effective date of any make-whole fundamental change, in each case, unless the adjustment has already been made. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then we or the successor or purchasing company, as the case may be, will execute with the trustee and without the consent of the holders a supplemental indenture providing that at and after the effective time of the share exchange event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. If the share exchange event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption”), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change or redemption), we will, in good faith and in a commercially reasonable manner, make appropriate adjustments without duplication in respect of any adjustment made pursuant to the provisions described under “—Conversion Rate Adjustments” above) to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when such last reported sale prices, daily VWAPs, daily conversion values or daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption

If (i) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to subclause (a) of the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes or (ii) we give a notice of optional redemption with respect to the notes as provided for under “—Optional Redemption” and, in each case, a holder elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as applicable, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for subclause (a) of the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be “in connection with” a redemption notice if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the business day immediately preceding the redemption date.

Upon surrender of notes for conversion in connection with a make-whole fundamental change or optional redemption, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the date of the redemption notice, as the case may be (in each case, the “effective date”) and the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or with respect to the optional redemption, as the case may be (the “stock price”). If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date of the redemption notice, as the case may be.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate for the notes will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$7.595	$8.00	$8.75	$9.87	$11.25	$12.84	$15.00	$20.00	$30.00	$45.00	$60.00
September 11, 2018	30.3843	27.6688	23.4949	18.7974	14.7076	11.4611	8.5487	4.9935	2.3223	0.9220	0.2930
September 1, 2019	30.3843	27.3350	22.8891	17.9534	13.7387	10.4727	7.6287	4.3150	1.9823	0.8049	0.2777
September 1, 2020	30.3843	26.9975	22.1931	16.9463	12.5769	9.2983	6.5547	3.5590	1.6213	0.6787	0.2530
September 1, 2021	30.3843	26.4400	21.1817	15.5603	11.0364	7.7944	5.2387	2.7000	1.2343	0.5360	0.2128
September 1, 2022	30.3843	25.5325	19.6423	13.5370	8.8853	5.8037	3.6147	1.7600	0.8330	0.3767	0.1572
September 1, 2023	30.3843	24.1225	17.1303	10.2604	5.6240	3.0896	1.6893	0.8225	0.4257	0.1989	0.0862
September 1, 2024	30.3843	23.7188	13.0046	0.0355	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate for the notes will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $60.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the notes.

•

If the stock price is less than $7.595 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the notes.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 131.6655 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to the maturity date of the notes, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision, a combination or merely a change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries; provided, however, that neither (a) a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction or (b) any merger of us solely for the purpose of changing our jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity shall be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock or other common equity that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to statutory appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following the effective date of such transaction, references to us in the definition of “fundamental change” above shall instead be references to such other entity.

For purposes of the definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clause (1) and clause (2) of such definition (without giving effect to the proviso to clause (2)) shall be deemed a fundamental change solely under clause (2) of such definition (subject to the proviso to clause (2)).

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder validly withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with applicable DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture. To the extent that the provisions of any securities laws or regulations enacted after the date we initially issue the notes conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “Conversion Rights— Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in circumstances involving a significant change in the composition of our board of directors unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, conveyance, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, conveyance, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to deliver, on or prior to the trading day immediately following the conversion date, such notes to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution(s) must agree to timely pay and/or deliver, as the case may be, in exchange for such notes, the cash, shares of our common stock or any combination thereof that would otherwise be due upon conversion as described above under “—Conversion Rights—Settlement Upon Conversion” (the “conversion consideration”) or such other amount agreed to by the holder and the designated financial institution(s). If we make an exchange election, we will, by the close of business on the trading day following the relevant conversion date, notify the holder surrendering its notes for conversion, the trustee and the conversion agent (if other than the trustee) in writing that we have made the exchange election and we will notify the designated financial institution(s) of the relevant deadline for delivery of the conversion consideration and the type of conversion consideration to be paid and/or delivered, as the case may be.

Any notes delivered to the designated institution(s) will remain outstanding, subject to applicable DTC procedures. If the designated institution(s) agree(s) to accept any notes for exchange but does not timely pay and/or deliver, as the case may be, the related conversion consideration, or if such designated financial institution(s) do(es) not accept the notes for exchange, we will pay and/or deliver, as the case may be, the relevant conversion consideration as if we had not made an exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

Consolidation, Merger or Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets substantially as an entirety to, another person, if we are not the resulting, surviving or transferee person, unless (i) the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we will be discharged from our obligations under the notes and the indenture, except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “—Conversion upon Specified Corporate Events,” in each case when due;

(5) our failure to comply with our obligations under “Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

(7) default by us or any of our “significant subsidiaries” with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million (or its foreign currency equivalent) in the aggregate of us and/or any such “significant subsidiary,” whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii) such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay shall not have been cured or waived or such indebtedness shall not have been repaid, as the case may be, within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes; or

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our “significant subsidiaries” (as defined below).

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), provided that in the case of a subsidiary that meets the criteria of clause (3) thereof but not clause (1) or (2) thereof, such subsidiary shall not be a “significant subsidiary” unless such subsidiary’s income from continuing operations before income taxes, extra items and cumulative effect of changes in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $10 million.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 days after the occurrence of such an event of default and 0.50% per annum of the principal amount of the notes outstanding from the 180th day until the 360th day following the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of the notes, the trustee and the paying agent of such election in writing prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

In no event shall additional interest payable at our election for failure to comply with our reporting obligations pursuant to this “—Events of Default,” accrue at a rate in excess of 0.50% per annum pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to any continuing defaults relating to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification or security satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture provides that if a default occurs with respect to the notes and is continuing and is actually known to the trustee, the trustee must send to each holder notice of the default within 90 days after it receives notice thereof. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof; provided that no notice is required if the event that would constitute a default has been cured or waived before the date we are required to deliver such notice.

Payments of the redemption price, fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable, interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of such notes then outstanding (including, connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) except as required under the indenture, make any change that adversely affects the conversion rights of any notes;

(5) reduce the redemption price, the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in such note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder;

(7) increase the conversion rate as provided in the indenture;

(8) provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(9) in connection with any merger event described under “—Conversion Rights— Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(10) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any holder;

(11) to make provisions with respect to conversion rights of the holders of the notes as required under the indenture;

(12) conform the provisions of the indenture to any provision of the “Description of Notes” in the preliminary prospectus supplement, as supplemented by the related pricing term sheet; or

(13) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all the holders (with a copy to the trustee), or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any redemption date, any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock (solely to satisfy outstanding conversions, as applicable) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the trading price of the notes (for purposes of determining whether the notes are convertible as described herein) the daily VWAPs, the daily conversion values, the daily settlement amounts, redemption conversion values, redemption prices, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. We will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 or any successor rule under the Exchange Act). Documents filed by us with the SEC via the EDGAR (or any successor thereto) system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the trustee shall not be responsible for determining whether such filings have been made. Delivery of reports, information and documents to the trustee under the indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Trustee

U.S. Bank National Association is the initial trustee, security registrar, paying agent and conversion agent.

U.S. Bank National Association in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither we nor the trustee, paying agent or conversion agent has any responsibility or liability for any act or omission of DTC.

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

As of August 24, 2018, approximately 154.0 million shares of our common stock were outstanding and held of record by 92 stockholders. In addition, as of August 24, 2018, approximately 1.1 million shares of our common stock were subject to outstanding options; approximately 8.8 million shares of common stock were issuable upon the vesting of restricted stock units and performance stock units; and approximately 13.2 million shares of common stock were reserved and available for issuance under our equity incentive plan and employee stock purchase plan.

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. Subject to preferences that may apply to any of our outstanding preferred stock, if applicable, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding preferred stock, if applicable. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control. As of the date of this prospectus supplement, no shares of preferred stock were outstanding, and we currently have no plan to issue any shares of preferred stock.

Anti-Takeover Provisions

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approves the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•	upon consummation of the transaction that results in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, our board of directors approves the business combination and the stockholders other than the interested stockholder authorize the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions among other things:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	permit the board of directors to establish the number of directors;

•	provide that directors may only be removed “for cause”;

•	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Transfer Agent and Registrar

Computershare Shareholder Services has been appointed as the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “INFN.”

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we have entered into capped call transactions with one or more of the underwriter or its affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes.

We intend to use approximately $42.5 million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriter exercises its option to purchase additional notes, we expect to use a portion of the proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce or offset the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rates of the notes. If, however, the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

We will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of the options that are a part of the capped call transactions, but we will be entitled to receive from them a number of shares of our common stock, an amount of cash or a combination thereof generally based on the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period under the capped call transactions. However, if the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during such valuation period, the number of shares of our common stock and/or the amount of cash we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Plan of Distribution—Capped Call Transactions” and “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of material United States federal income tax considerations relating to the ownership, disposition and conversion of the notes and the ownership and disposition of the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning, disposing of or converting the notes or of owning or disposing of the common stock into which the notes may be converted. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of beneficial owners, some of which may be subject to special rules (such as partnerships and pass-through entities and investors in such entities, dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or long-term residents of the United States, persons holding notes or common stock as part of a hedging, conversion or integrated transaction or a straddle, persons deemed to sell notes or common stock under the constructive sale provisions of the Code, or persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to their financial statements). Finally, the summary does not address the potential application of the Medicare contribution tax on net investment income imposed by Section 1411 of the Code, the rules applicable to qualified small business stock under Section 1202 of the Code, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of a note or the common stock into which the notes may be converted that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note or the common stock into which the notes may be converted (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of such note or common stock.

U.S. Holders

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income any stated interest that is paid or accrued on the notes, in accordance with their regular method of tax accounting for U.S. federal income tax purposes.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than certain fixed periodic interest payments) that exceed the issue price of the instrument by at least a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument on a constant yield to maturity basis, irrespective of the U.S. holder’s regular method of tax accounting. We expect, and the discussion below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Amounts

We may be required to make payments of additional amounts on a note in certain circumstances, such as those described under “Description of Notes—Events of Default” and “Description of Notes—Unwind Redemption.” We intend to take the position that this possible payment of such additional amounts will not subject the notes to the special rules governing certain contingent payment debt instruments under the applicable Treasury Regulations (which, if applicable, could materially and adversely affect the timing, amount and character of income with respect to the notes), based on our determination that there is only a remote possibility that we would be required to make any additional payments, that if such additional payments were required to be paid, they would be an incidental amount, or that such additional payments are otherwise disregarded for purposes of these rules. Our determination that the notes are not contingent payment debt instruments, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position in the manner required by applicable Treasury Regulations. The IRS may take a position contrary to our position. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, U.S. holders would be required to accrue interest income at a rate higher than the notes’ stated interest rate, regardless of the U.S. holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note (including all gain realized upon conversion, even if the U.S. holder receives shares of our common stock). The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments subject to such rules. If, contrary to expectations, we pay additional amounts, although it is not free from doubt, any such additional amount should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid, in accordance with the U.S. holder’s regular method of tax accounting. U.S. holders should consult their own tax advisors regarding the tax consequences in the event we pay additional amounts and the tax consequences of the notes being treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into either shares of our common stock or a combination of cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “—Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder (other than amounts attributable to accrued but unpaid interest) and its adjusted tax basis in the note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s adjusted tax basis in the note generally will equal the amount it paid for the note. The portion of any amount realized that is attributable to accrued and unpaid interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if it held the note for more than one year, or short-term capital gain or loss if it held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Exchange in Lieu of Conversion

If a U.S. holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated financial institution accepts the notes and delivers cash, shares of our common stock or a combination of cash and shares of our common stock for the notes, as described under “Description of Notes—Exchange in Lieu of Conversion” above, the holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” In such case, a U.S. holder’s tax basis in any shares of our common stock received will equal the fair market value of the stock on the date of the exchange, and the holder’s holding period in the shares of our common stock received will begin the day after the date of the exchange.

Conversion of Notes

Upon conversion of a note solely into cash, a U.S. holder generally will be subject to the rules described under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above, subject to the discussion under “—Constructive Distributions” below regarding the possibility that certain adjustments to the conversion rate of a note may be treated as a taxable dividend.

A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note solely into shares of our common stock, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion below under “—Constructive Distributions” regarding the possibility that certain adjustments to the conversion rate of a note may be treated as a taxable dividend. The U.S. holder’s tax basis in the common stock received upon conversion of a note (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) will equal the U.S. holder’s adjusted tax basis in the note that was converted. The U.S. holder’s holding period in the common stock received (other than shares attributable to accrued and unpaid interest) will include the holding period in the converted note.

The tax consequences of the conversion of a note into a combination of cash and shares of our common stock are not entirely clear. If the note constitutes a “security” for U.S. federal income tax purposes, a U.S. holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations, and has not been clearly defined by judicial decisions. An instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years may not be treated as “securities.” In addition, the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the possible equity participation in the issuer. We intend to take the position that the notes are “securities” and that the conversion of a note into a combination of cash and shares of our common stock is treated as a recapitalization, in each case, for U.S. federal income tax purposes, although there can be no assurance in this regard.

If the note is a “security” and the conversion of a note into a combination of cash and shares of our common stock is treated as a recapitalization for U.S. federal income tax purposes, the U.S. holder would not be permitted to recognize loss, but would be required to recognize gain, if any. The amount of gain recognized by a U.S. holder would equal the lesser of (1) the excess (if any) of (a) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any common stock that is attributable to accrued and unpaid interest) upon conversion over (b) the U.S. holder’s adjusted tax basis in the converted note, and (2) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under “—Constructive Distributions” below regarding the possibility that certain adjustments to the conversion rate of a note may be treated as a taxable dividend, any gain recognized by a U.S. holder upon conversion of a note will be long-term capital gain if the U.S. holder held the note for more than one year, or short-term capital gain if the U.S. holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the adjusted tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock received (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

Alternatively, the conversion of a note into a combination of cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In that case, a U.S. holder’s adjusted tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis (based on relative fair market values). The U.S. holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued and unpaid interest) and the U.S. holder’s adjusted tax basis in the portion of the note treated as redeemed, subject to the discussion under “—Constructive Distributions” below regarding the possibility that certain adjustments to the conversion rate of a note may be treated as a taxable dividend. See “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under “—Constructive Distributions” below regarding the possibility that certain adjustments to the conversion rate of a note may be treated as a taxable dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest). The U.S. holder’s holding period in the common stock received (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the U.S. holder’s adjusted tax basis in the common stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss, if at the time of the conversion, the notes had been held for more than one year.

Any cash and the fair market value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest not yet included in income would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Notes—Conversion Rights—General,” should consult its tax advisor concerning the appropriate treatment of such payment.

If we undergo certain corporate transactions, as described under “Description of Notes— Conversion Rights—Conversion Rate Adjustments” above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such corporate transaction had the notes been converted into our common stock immediately prior to such corporate transaction, except that such holders will not be entitled to receive the additional shares resulting from the adjustment described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption” unless such notes are converted in connection with the relevant make-whole fundamental change. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. Whether or not such an adjustment results in a deemed exchange, a conversion of a note into such consideration might be a taxable event. U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination or other corporate transaction.

Distributions

If, after a U.S. holder acquires any of our common stock upon a conversion of a note, we make a distribution (other than certain pro rata distributions of our common stock) in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income at the time such holder is treated as receiving such distribution for U.S. federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and, to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends-received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period and other requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such U.S. holders’ proportionate interests in our earnings and profits or assets. In that case, the U.S. holders of notes may be treated as though they received a taxable distribution. A taxable constructive distribution would result, for example, if the conversion rate is adjusted to compensate U.S. holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a make-whole fundamental change or notice of redemption, as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Optional Redemption” above, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders or increases the interests of U.S. holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of U.S. holders of the notes also could be treated as a constructive distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of the U.S. holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable distribution to the stockholders.

Not all changes in the conversion rate that result in U.S. holders of notes receiving more common stock on conversion, however, increase such U.S. holders’ proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the U.S. holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive distributions. In addition, adjustments to the conversion rate of the notes that are not made in connection with other stockholders of the Company receiving a distribution of money or other property generally will not give rise to a constructive distribution. The amount of any taxable constructive distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property, as described under “—Distributions” above. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the recipient’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive dividends would be eligible for the reduced rates (for non-corporate holders) or dividends-received deduction (for corporate holders) described in the previous paragraph, as the requisite applicable holding periods might not be considered to be satisfied.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders of notes not exempt from reporting. The IRS proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. These regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock over the fair market value immediately after the conversion rate adjustment of such right without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of an investor and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, Merger or Sale of Assets”). Depending on the circumstances, a change in the obligor of the notes (or a change in other terms of the notes as described in “—Conversion of Notes” above) as a result of the consolidation or merger could result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such a consolidation or merger.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by it and its tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of common stock will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the U.S. holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to non-U.S. holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Provided a non-U.S. holder does not fall within any of the specified categories below, payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus, subject to the discussion below regarding backup withholding and FATCA, will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•

owns, actually or constructively, applying certain attribution rules and pursuant to the conversion feature or otherwise, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•

is a “controlled foreign corporation” (generally, a foreign corporation more than 50% of the stock of which (by vote or value) is owned, directly, indirectly, or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock or at least 10% of the total value of shares of all classes of the corporation’s stock) that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (see the discussion under “—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 to us or the applicable withholding agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. Special certificate rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Subject to the discussions below regarding backup withholding and FATCA, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued and unpaid interest, which will be taxed as described under “—Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, would be subject to a flat 30% tax (or lower applicable income tax treaty rate), even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”), described below, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption, conversion or other disposition of notes or common stock by a non-U.S. holder if we are at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “United States real property holding corporation” (or “USRPHC”). In general, we would be a USRPHC if interests in U.S. real property composed at least 50% of the fair market value of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends and Constructive Dividends

Dividends paid to a non-U.S. holder on any common stock received on conversion of a note, and any taxable constructive dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax on dividends (including any taxable constructive dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. In the case of constructive dividends, because there may be no cash from which to withhold the required amount, withholding may apply to interest payments or other payments or deliveries made with respect to the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, such holder. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the ownership or disposition and conversion of the notes and the ownership and disposition of the common stock into which the notes may be converted by a non-U.S. holder assumes that the non-U.S. holder is not engaged in a U.S. trade or business for U.S. federal income tax purposes. If any interest or constructive dividends on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. Payments of interest, dividends or constructive dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the non-U.S. holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Legislation and Guidance Relating to Foreign Accounts

Legislation incorporating provisions commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) impose a withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable regulations. The legislation, together with Treasury Regulations issued thereunder, generally imposes a 30% withholding tax on interest income and constructive dividends on the notes, dividends on our common stock, or gross proceeds from the sale or other disposition of, the notes or common stock paid to a foreign financial institution or to non-financial foreign entity (whether as beneficial owner or intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (3) an exemption applies.

Subject to the following sentence, if the payee is a foreign financial institution and an exemption does not apply, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the applicable foreign country has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury and obviate any need to enter into an agreement with the U.S. Treasury.

FATCA withholding generally applies to interest and constructive dividends on the notes and dividends on our common stock. FATCA withholding with respect to the gross proceeds of a sale or other disposition of the notes or common stock will not begin until January 1, 2019. Prospective investors should consult their tax advisors regarding FATCA.

Backup Withholding and Information Reporting

The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends (including constructive dividends), and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments to certain recipients subject to information reporting if any such recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 24%.

Payments of interest or dividends (including constructive dividends) to U.S. holders of notes or common stock and payments made to U.S. holders by a broker upon a sale of the notes or our common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt recipient, or (2) provides the payor with a correct taxpayer identification number, certifies that it is a U.S. person not subject to backup withholding and complies with applicable certification requirements. We must report annually to the IRS the interest and/or dividends (including constructive dividends) paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Taxation of Interest” and “—Dividends and Constructive Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest and constructive dividends on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate IRS Form W-8. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

The preceding discussion of material United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or non-U.S. tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITER

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. LLC, acting as the underwriter, has agreed to purchase, and we have agreed to sell to Morgan Stanley & Co. LLC, $350,000,000 in the principal amount of the notes.

The underwriter is offering the notes subject to their acceptance of the notes from us and subject to prior sale. The obligations of the underwriter to make any payment for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement provides for a firm commitment underwriting, and the underwriter is obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any such notes are taken. However, the underwriter is not required to take or pay for the notes covered by the underwriter’s option to purchase additional notes described below.

The underwriter initially proposes to offer the notes directly to the public at the applicable offering price listed on the cover page of this prospectus supplement or to certain dealers at a price that represents a concession not in excess of 1.65% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriter.

We have granted the underwriter the right to purchase, within a 30-day period beginning on, and including, the date we first issue the notes, up to an additional $52,500,000 principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, solely to cover over-allotments. To the extent the option is exercised with respect to the notes, the underwriter will become obligated, subject to certain conditions, to purchase the full amount of the aggregate principal amount of additional notes.

The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us for the notes. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional $52,500,000 principal amount of notes, solely to cover over-allotments.

		Total
	Per Note	No Exercise	Full Exercise
Public Offering Price	$1,000	$350,000,000	$402,500,000
Underwriting discounts and commissions	$27.50	$9,625,000	$11,068,750
Proceeds, before expenses, to us	$972.50	$340,375,000	$391,431,250

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3 million.

Our shares of common stock are listed on The Nasdaq Global Select Market under the trading symbol “INFN.”

The notes will be a new issue of securities for which there is presently no market. The underwriter has advised us that the underwriter presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the discretion of the underwriter, without notice to the holders. Accordingly, no assurance can be given as to the liquidity or trading markets for the notes.

We, our directors and officers and certain of our other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, or publicly announce an intention to effect one of these transactions.

Notwithstanding the above, the underwriter has agreed in the underwriting agreement that the lock-up agreement applicable to us does not apply to (i) the sale of the securities in this offering, (ii) the issuance by us of the shares of our common stock issuable upon the conversion of the securities in this offering, (iii) the issuance by us of any shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and described in this prospectus supplement, (iv) any grants under our equity or stock plans in accordance with the terms of such plans as described herein or (v) the entry into, or the consummation of the transactions contemplated by, the capped call transactions described herein.

In addition, notwithstanding the lock-up agreements applicable to our directors, executive directors and certain of our other stockholders, the underwriter has agreed that such directors, officers and stockholders may: (i) transfer shares of common stock as a bona fide gift, (ii) to the extent applicable, distribute shares of common stock or any security convertible into common stock to limited partners or stockholders of such holder, (iii) transfer shares of common stock or any security convertible into our common stock to any trust, partnership or limited liability company for the direct or indirect benefit of such holder or the immediate family of such holder, (iv) transfer shares of common stock or any security convertible into our common stock to any wholly owned subsidiary of such holder or to the direct or indirect members or partners of such holder, (v) transfer shares of common stock or any security convertible into common stock by will or intestate, (vi) transfer shares of common stock or any security convertible into Common Stock to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (vi); provided that in the case of any transfer under clause (i) through (vi), the transferee agrees to be bound by the lock-up restrictions (except for transferees of up to 235,000 of shares in the aggregate) and no filing under the Exchange Act reporting a reduction in beneficial ownership will be required or be made in connection with such transfer, (vii) the surrender or forfeiture of shares to us solely to satisfy tax withholding obligations upon exercise or vesting of stock options or awards, provided that no filing under Section 16(a) of the Exchange Act shall be voluntarily made and any filing under Section 16(a) of the Exchange Act required to be made during the 60-day restricted period in connection with any such transfers or dispositions shall indicate by footnote disclosure or otherwise the nature of the transfer or disposition, (viii) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that (A) such plan does not provide for the transfer of common stock during the 60-day restricted period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of these holders or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 60-day restricted period, (ix) sell shares of common stock pursuant to a plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that the trading plan was established prior to the date of such holder’s lock-up agreement and was made available to Morgan Stanley & Co. LLC or its counsel, or (x) in the case of lock-up agreements applicable to certain of our other stockholders, the entry into a contract providing for the transfer of shares of common stock received pursuant to the Acquisition, and provided that (A) such contract does not provide for the transfer of common stock during the 60-day restricted period and (B) no filing under the Exchange Act shall be voluntarily made and any filing under the Exchange Act required to made during the restricted period in connection with entry into any such contract shall include a statement to the effect that no transfer of common stock may be made during the restricted period.

In addition, our directors and our executive officers and certain of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, such holder will not, during the period commencing on the date of such holder’s lock-up agreement and ending 60 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Each of our directors and our executive officers and certain of our stockholders also have agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of their shares of common stock except in compliance with the foregoing restrictions.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate this offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriter may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of notes available for purchase by the underwriter under their option to purchase additional notes from us. The underwriter can close out a covered short sale by exercising their option to purchase additional notes from us or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriter will consider, among other things, the open market price of notes compared to the price available under their option to purchase additional notes. The underwriter may also sell notes in excess of their option to purchase additional notes, creating a naked short position. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering of the notes. As an additional means of facilitating the offering of the notes, the underwriter may bid for, and purchase, notes or shares of our common stock in the open market to stabilize the price of the notes or our common stock. These activities may raise or maintain the market price of the notes or our common stock above independent market levels or prevent or retard a decline in the market price of the notes or our common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of notes for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter or its affiliates have acted as financial advisors to us in connection with the Acquisition and may receive customary fees in connection therewith. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriter and/or its affiliates have also agreed to provide interim financing to us to fund the Acquisition under certain circumstances (and subject to customary conditions) in the event this offering is not consummated, for which the underwriter and/or its affiliates will be paid customary fees. These interim financing commitments will be reduced by the aggregate principal amount of notes issued in this offering upon the closing of this offering.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Capped Call Transactions

In connection with the pricing of the notes, we have entered into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce or offset potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

We intend to use approximately $42.5 million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriter exercises its option to purchase additional notes, we expect to use a portion of the proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock.”

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes being offered hereby may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). Consequently, no key information required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

ii.

a customer within the meaning of Directive 2002/92/EC (as amended, the “Prospectus Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the notes being offered hereby may not be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes being offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act. The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any shares of the common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares of our common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or equity shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 30, 2017, and the effectiveness of our internal control over financial reporting as of December 30, 2017, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Telecom Holding Parent LLC as of December 31, 2017 and 2016 and for the years then ended included in Infinera Corporation’s Current Report on Form 8-K/A dated September 5, 2018 and incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Telecom Holding Parent LLC’s ability to continue as a going concern.

The consolidated financial statements of Telecom Holding Parent LLC for the year ended December 31, 2015 included in Infinera Corporation’s Current Report on Form 8-K/A dated September 5, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

•

our Annual Report on Form 10-K for the year ended December 30, 2017, filed on February 28, 2018, including portions of our Definitive Proxy Statement or Schedule 14A filed on April 11, 2018 and incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed on May 10, 2018 and for the quarter ended June 30, 2018, filed on August 8, 2018;

•	our Current Reports on Form 8-K filed with the SEC on February 22, 2018, May 31, 2018 and July 23, 2018, and our Current Reports on Form 8-K/A filed on July 27, 2018 and September 5, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-33486), filed with the SEC on May 21, 2007, including any amendments or reports filed for the purpose of updating such information.

In addition, any future filings we will make with the SEC under Section 13(a), 13(c), 14 of 15(d) of the Exchange Act prior to the sale of all the shares covered by this prospectus supplement (other than, in each case, any information furnished in any such filings pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits) will also be incorporated by reference in this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the document shall have been incorporated by reference in this prospectus supplement (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or into such documents). Such request may be directed to us in writing or by telephone at:

Infinera Corporation

Attention: Corporate Secretary

140 Caspian Court

Sunnyvale, CA 94089

(408) 572-5200

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. For further information with respect to the company, the notes and the common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We are subject to the requirements of the Exchange Act and file periodic reports and other information with the SEC. We also maintain an Internet site at http://www.infinera.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

PROSPECTUS

Issued September 5, 2018.

INFINERA CORPORATION

Debt Securities

Common Stock

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “INFN.” On September 4, 2018, the last reported sale price of our common stock on Nasdaq was $8.69 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Infinera,” “we,” “our” and “us” in this prospectus, we mean Infinera Corporation and our consolidated subsidiaries, unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.infinera.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

Our Annual Report on Form 10-K for the year ended December 30, 2017, filed on February 28, 2018, including portions of our Definitive Proxy Statement or Schedule 14A filed on April 11, 2018 and incorporated by reference therein.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed on May 10, 2018 and for the quarter ended June 30, 2018, filed on August 8, 2018.

•	Our Current Reports on Form 8-K, filed with the SEC on February 22, 2018, May 31, 2018 and July 23, 2018, and our Current Reports on Form 8-K/A filed on July 27, 2018 and September 5, 2018.

•

The description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A, filed with the SEC on May 21, 2007, including any subsequently filed amendments and reports updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Infinera Corporation

Attention: Corporate Secretary

140 Caspian Court

Sunnyvale, CA 94089

(408) 572-5200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

THE COMPANY

We are a leader in optical transport networking solutions, providing equipment, software and services to telecommunications service providers, internet content providers, cable providers, research and education institutions, enterprise customers, and government entities across the globe. Optical transport networks are deployed by customers facing significant demand for optical bandwidth prompted by increased use of high-speed internet access, business Ethernet services, mobile broadband, cloud-based services, high-definition video streaming services, virtual and augmented reality, and the Internet of Things.

We were incorporated in December 2000 and originally operated under the name “Zepton Networks.” We are incorporated in the State of Delaware. Our principal executive offices are located at 140 Caspian Court, Sunnyvale, CA 94089. Our telephone number is (408) 572-5200. Our website is located at www.infinera.com. The information contained or incorporated in our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement, or incorporated by reference herein or therein, you should carefully consider the risks described under “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information; Incorporation by Reference.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. You should read this table in conjunction with the consolidated financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

	Fiscal Year Ended					Six Months Ended
	December 28, 2013	December 27, 2014	December 26, 2015	December 31, 2016	December 30, 2017	July 1, 2017	June 30, 2018
Ratio of earnings to fixed charges	—	2.2x	4.6x	—	—	—	—

For the purpose of calculating such ratios, “earnings” consist of income (loss) before income taxes plus fixed charges, and “fixed charges” consist of interest expense, amortization of debt discount, amortization of debt issuance costs, and the interest portion of rental expense. Earnings were insufficient to cover our fixed charges by approximately $30.5 million, $29.2 million and $195.9 million for the years ended December 28, 2013, December 31, 2016 and December 30, 2017, respectively, and by approximately $84.0 million and $49.0 million for the six months ended July 1, 2017 and June 30, 2018, respectively.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, debt securities, which may be senior or subordinated, and which may be convertible into our common stock, par value $0.001 per share, or be non-convertible.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any debt securities (including any common stock issuable upon conversion of such debt securities) issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Infinera Corporation. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 30, 2017, and the effectiveness of our internal control over financial reporting as of December 30, 2017, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Telecom Holding Parent LLC as of December 31, 2017 and 2016 and for the years then ended included in Infinera Corporation’s Current Report on Form 8-K/A dated September 5, 2018 and incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Telecom Holding Parent LLC’s ability to continue as a going concern.

The consolidated financial statements of Telecom Holding Parent LLC for the year ended December 31, 2015 included in Infinera Corporation’s Current Report on Form 8-K/A dated September 5, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.